UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ROGERS CORPORATION

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2023 Proxy Statement
Annual Meeting of Shareholders
to be held on May 4, 2023 Rogers Corporation

Rogers Corporation
Notice of 2023 Annual Meeting of Shareholders

Date:	May 4, 2023

Time:	8:30 a.m., Local Time

Location:	In person at Rogers’ Global Headquarters, located at 2225 W. Chandler Blvd., Chandler, Arizona 85224; and virtually via webcast at: www.virtualshareholdermeeting.com/ROG2023

Record date:	March 3, 2023. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Items of business:	•To elect nine directors to serve until the next annual meeting;
•To ratify the selection of PricewaterhouseCoopers LLP ("PwC") as our independent auditor for 2023;
•To approve, on a non-binding advisory basis, the compensation paid to our named executive officers;
•To approve, on a non-binding advisory basis, the frequency of future non-binding advisory votes on the compensation paid to our named executive officers; and
•To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
All shareholders as of the Record Date and properly appointed proxy holders may attend the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) over the Internet at www.virtualshareholdermeeting.com/ROG2023 or in person at Rogers’ Global Headquarters, 2225 W. Chandler Blvd., Chandler, Arizona 85224. Shareholders who plan to attend virtually must have access to the control number we have provided to you to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://materials.proxyvote.com/775133. Shareholders of record will be verified against an official list available electronically at the Annual Meeting. Rogers Corporation (the “Company”) reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date (or demonstrate that the person holds a valid proxy from a shareholder as of the Record Date).
Your vote is important. Regardless of whether you plan to attend the meeting, please promptly vote electronically over the Internet or by telephone or by returning your completed proxy card in the pre-addressed, postage-paid return envelope (which will be provided to those shareholders who request to receive paper copies of these materials by mail) or, if your shares are held in a street name, by returning your completed voting instruction card to your broker. If, for any reason, you desire to revoke or change your proxy, you may do so at any time before it is exercised. The proxy is solicited by the Board of Directors of Rogers Corporation.
By order of the Board of Directors:
Robert J. McCard
Interim General Counsel & Corporate Secretary
2225 W. Chandler Blvd.
Chandler, AZ 85224
March 24, 2023

This proxy statement and form of proxy were first sent to security holders on March 24, 2023.

This proxy statement and our 2022 Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, are available at https://materials.proxyvote.com/775133

Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.
Annual Meeting of Shareholders

Date:	May 4, 2023

Time:	8:30 a.m., Local Time

Location:	In person at Rogers’ Global Headquarters, located at 2225 W. Chandler Blvd., Chandler, Arizona 85224; and virtually via webcast at: www.virtualshareholdermeeting.com/ROG2023

Record date:	March 3, 2023

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Meeting agenda:
•Election of nine directors
•Ratification of PwC as our independent auditor for 2023
•Advisory vote on named executive officer compensation
•Advisory vote on the frequency of future advisory votes on named executive officer compensation
•To transact such other business as may properly come before the meeting or any adjournment or postponement thereof
Voting Matters and Vote Recommendation

Matter	Board vote recommendation	Page Reference
Election of directors	FOR each director nominee	Page 8-9
Ratification of PwC as our independent auditor for 2023	FOR	Page 14-15
Advisory vote on named executive officer compensation	FOR	Page 16
Advisory vote on the frequency of future advisory votes on named executive officer compensation	FOR	Page 17

Our Director Nominees

The following table provides summary information about each director nominee. Each director is elected annually by the affirmative vote of the holders of a plurality of the votes cast.

Name	Age	Director Since(1)	Principal Occupation	Directorships	Independence
Keith L. Barnes	71	2015	Retired Chairman and CEO of Verigy Pte Ltd.	Knowles Corporation; Viavi Solutions Inc.	✓
Larry L. Berger	62		Executive Vice President and CTO of Ecolab, Inc.		✓
Megan Faust	49	2020	Executive Vice President and CFO of Amkor Technology, Inc.		✓
R. Colin Gouveia	59	2023	President and CEO of Rogers Corporation
Armand F. Lauzon, Jr.	66	2023	Retired President, CEO and director of C&D Technologies, Inc.	Zekelman Industries Inc.; Northwest Hardwoods Inc.	✓
Ganesh Moorthy	63	2013	CEO and President of Microchip Technology Incorporated	Microchip Technology Incorporated	✓
Jeffrey J. Owens	68	2017	Retired EVP and CTO of Delphi Automotive PLC	indie Semiconductor	✓
Anne K. Roby	58	2023	Retired Executive Vice President of Linde plc.	Nuvance Health Network	✓
Peter C. Wallace	68	2010	Retired CEO of Gardner Denver Inc.	Curtiss-Wright Corporation; Applied Industrial Technologies, Inc.	✓
(1) As previously disclosed on the Current Report on Form 8-K dated March 15, 2023, the Company nominated Mr. Berger on March 14 for election to the Board for a term commencing immediately after the conclusion of the 2023 Annual Meeting.

Principal Accountant Fees and Services

As a matter of good corporate governance, we ask that our shareholders ratify the selection of PwC as our independent auditor for 2023. Set forth below is summary information with respect to 2022 auditor fees paid to PwC.

2022
Audit Fees	$2,835,500
Audit Related Fees	$10,150
Tax Fees	$52,375
All Other Fees	$7,900
Total Fees	$2,905,925
Executive Compensation

We ask that our shareholders annually approve on an advisory basis our named executive officer (“NEO”) compensation. Our Board of Directors (the “Board”) recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interest with those of our shareholders and motivating our executives to remain with the Company for long and productive careers. At our most recent regularly held annual meeting, over 99% of the votes cast by our shareholders approved our executive compensation.
The Board recommends a vote for ONE YEAR on the frequency of future advisory votes to approve the compensation of our NEOs. The Board believes that annual advisory votes to approve the compensation of our NEOs will continue to be an effective way to gather frequent and timely feedback from shareholders on our executive compensation philosophy and policies. Receiving feedback from shareholders on our executive compensation philosophy, policies and procedures is important to us, and we believe that an annual vote on NEO compensation is a meaningful way, together with our other forms of shareholder engagement, to hear from shareholders on this issue.

Corporate Governance Highlights

We believe that our commitment to good corporate governance is illustrated by the following practices (see page 10 for additional information):

✓	Strong corporate governance guidelines/policies	✓	Board oversight of succession planning
✓	Diversity of board skills and experience	✓	All directors stand for election annually
✓	Board independence (8 of 9 directors)	✓	Board access to management
✓	Annual Board/Committee self-evaluations	✓	Director training and education
✓	Separate CEO and Independent Board Chair	✓	Retirement policy for directors
✓	Annual board review of Strategic plan	✓	Six Audit Committee Financial Experts
✓	Majority vote policy for uncontested elections with accompanying resignation policy	✓	98% Director attendance at meetings
✓	Board and committee oversight of ESG	✓	40% of directors are gender or ethnically diverse

Proxy Statement Table of Contents

Proposal 1 - Election of Directors

The first proposal to be voted on at the Annual Meeting will be the election of nine director nominees. If elected, each director will serve until the next annual meeting of shareholders and thereafter until their successors are chosen and qualified. The Board has been advised that each nominee will serve if elected. All of the nominees, with the exception of Mr. Berger, are currently directors of Rogers and all directors, with the exception of Mr. Gouveia, Mr. Lauzon and Dr. Roby, were elected to their present term at the 2021 Annual Meeting of Shareholders. Rogers did not hold an annual meeting of shareholders in 2022 due to the then-pending merger with DuPont de Nemours, Inc. (“DuPont”). Mr. Gouveia was appointed to the Board in January 2023 in connection with his appointment as President and Chief Executive Officer (“CEO”) of Rogers. Mr. Lauzon and Dr. Roby were appointed to the Board in February 2023 in connection with the Company’s entry into a settlement agreement (the “Starboard Agreement”) with Starboard Value LP (Starboard”). As previously disclosed, on February 26, 2023, the Company entered into the Starboard Agreement, pursuant to which Starboard agreed to withdraw its shareholder nomination of six director candidates and the Company agreed to, among other things, appoint Mr. Lauzon and Dr. Roby to the Board as new independent directors. Effective as of that date, Mr. Lauzon was appointed to the Audit Committee and the Compensation & Organization Committee, and Dr. Roby was appointed to the Audit Committee and the Nominating, Governance & Sustainability Committee. Additional detail regarding the Starboard Agreement can be found in the Company’s Current Report on Form 8-K as filed with the SEC on February 27, 2023. As previously disclosed on the Current Report on Form 8-K dated March 15, 2023, the Company nominated Mr. Berger on March 14 for election to the Board for a term commencing immediately after the conclusion of the 2023 Annual Meeting.
Vote Required
To be elected, each director requires the affirmative vote of the holders of a plurality of the votes cast. This means that the nominees who receive the highest number of affirmative votes cast will be elected irrespective of how small the number of affirmative votes is in comparison to the total number of shares voted. Our Board, however, has adopted a majority vote policy, under which any director nominee in an uncontested election who receives a greater number of votes “withheld” for his or her election than votes “for” such election must submit his or her resignation for consideration by our Nominating, Governance & Sustainability Committee and our Board. Abstentions and “broker non-votes” do not constitute votes properly cast favoring or opposing director elections and, accordingly, will not have any effect on the outcome of this vote.
OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW.
Nominees for Director: Qualifications and Experience
The biographical information below identifies the primary experience, qualifications, attributes and skills of the nine nominees for director at our Annual Meeting. We believe each director is knowledgeable in these areas and also possesses numerous skills and competencies that are valuable to the governance and oversight responsibilities of the Board and its committees.
Our Board Recommends a Vote “FOR” Each of the Following Nominees:

Name, Age as of March 3, 2023, and Positions with the Company	Principal Occupation, Business Experience, Directorships and Qualifications
Keith L. Barnes Age 71 Director since 2015 Compensation & Organization Committee - Chair Nominating, Governance & Sustainability Committee
Keith Barnes served as Chairman and CEO of Verigy Pte Ltd. from 2006 until his retirement in 2011. Previously, Mr. Barnes was Chairman and CEO of Electroglas, Inc. (2003 – 2006) and Chairman and CEO of Integrated Measurement Systems (1995 – 2001). Mr. Barnes has also been a director of Knowles Corporation since 2014 and Viavi Solutions Inc. since 2011.
Director Qualifications: Mr. Barnes brings to the Board experience as a chief executive of global technology manufacturing companies, as well as experience in corporate governance.

Larry L. Berger Age 62
Larry L. Berger has served as Chief Technical Officer of food safety and water treatment company Ecolab (NYSE: ECL) since 2008, and as Executive Vice President of Ecolab since 2011. Prior to joining Ecolab, Mr. Berger served in a variety of research, management and leadership roles at DuPont de Nemours, Inc. (NYSE: DD) from 1986 through 2008, most recently as CTO of DuPont Nonwovens, which makes fabrics for durable clothing.

Director Qualifications: Mr. Berger brings to the Board more than three decades of experience as a senior executive in the chemical industries.

Megan Faust Age 49 Director since 2020 Audit Committee Compensation & Organization Committee
Megan Faust is currently Executive Vice President and CFO of Amkor Technology, Inc., a leading provider of outsourced semiconductor packaging and test services. She joined Amkor in 2005 and became CFO in 2016, after serving six years as its Corporate Controller. Before that, Ms. Faust served as an auditor with KPMG LLP for 10 years.
Director Qualifications: Ms. Faust brings to the Board experience as an active senior finance executive in a global technology manufacturing company.

R. Colin Gouveia Age 59 Director since 2023 President and Chief Executive Officer
Colin Gouveia has served as Rogers’ President and CEO since January 2023. Mr. Gouveia previously served as Senior Vice President and General Manager of Rogers’ Elastomeric Material Solutions (EMS) business unit since June 2019. Prior to joining Rogers in June 2019, Mr. Gouveia served as Vice President and General Manager of Eastman Chemical’s global Chemical Intermediates business unit from December 2014. Mr. Gouveia has also held global leadership positions with Dow Chemical Company, The Rohm and Haas Company and Imperial Chemical Industries (ICI). Mr. Gouveia served as an officer in the U.S. Army for five years.
Director Qualifications: In addition to his perspectives as the CEO of Rogers, Mr. Gouveia brings to the Board more than three decades of cross-functional experience in the specialty chemical and materials manufacturing industries.

Armand F. Lauzon, Jr. Age 66 Director since 2023 Audit Committee Compensation & Organization Committee
Armand Lauzon served as President, Chief Executive Officer and as a director of C&D Technologies, Inc., a power conversion systems and electrical power storage company, from March 2015 to January 2020. Prior to that, Mr. Lauzon served as a chief executive officer and board member for three portfolio companies of The Carlyle Group Inc., a private equity firm, from 2002 to 2014. Earlier in his career, Mr. Lauzon served as President of Wyman Gordon, a subsidiary of Precision Castparts Corporation, which was acquired by Berkshire Hathaway Inc., from 1999 to 2002. He began his career in a variety of operations positions in the Aircraft Engine Division of General Electric Company, from 1979 to 1985. Mr. Lauzon currently serves on the board of directors of Zekelman Industries Inc., since 2005, and Northwest Hardwoods Inc., since 2021. He previously served on the board of directors of GCP Applied Technologies Inc., from May 2020 until its acquisition by Compagnie de Saint-Gobain S.A. in September 2022.

Director Qualifications: Mr. Lauzon brings to the Board experience as a chief executive and senior executive of manufacturing and energy companies.

Ganesh Moorthy Age 63 Director since 2013 Audit Committee Nominating, Governance & Sustainability Committee - Chair
Ganesh Moorthy is currently President and CEO, and a member of the Board of Directors, of Microchip Technology Incorporated, a leading manufacturer of smart, connected and secure embedded control solutions. Before his appointment as Microchip’s President and CEO in 2021, Mr. Moorthy served as Microchip’s President and COO (2016 – 2021), COO (2009 – 2016), Executive Vice President (2006 – 2009) and Vice President of several Microchip divisions (2001 – 2006).
Director Qualifications: Mr. Moorthy brings to the Board experience as an active senior executive in a global technology manufacturing company, with particular experience in manufacturing and innovation.

Jeffrey J. Owens Age 68 Director since 2017 Audit Committee Compensation & Organization Committee
Jeffrey Owens served as Executive Vice President and CTO of Delphi Automotive PLC until his retirement in 2017. During his over 40-year career at Delphi, Mr. Owens served in a variety of technology, engineering and operating leadership roles, including as President of Delphi’s Electronics and Safety Division and as President of Delphi Asia Pacific. Mr. Owens served as a director of Cypress Semiconductor Corporation from 2017 until 2020. Mr. Owens currently serves as a director on the board of indie Semiconductor.
Director Qualifications: Mr. Owens brings to the Board experience as a chief technology executive of a global manufacturing company, with particular experience in technology operations and innovation.

Anne K. Roby Age 58 Director since 2023 Audit Committee Nominating, Governance & Sustainability Committee
Anne Roby served as Executive Vice President at Linde plc. until her retirement in 2020. She was a member of Linde’s executive leadership team subsequent to Linde AG’s merger with Praxair and was responsible for global technology, market development, operational excellence, digitalization, procurement, strategic sales, sustainability, and safety, health & environment, as well as the Praxair Surface Technologies, Electronic Materials and Helium/Rare Gases businesses. Previously, she oversaw Praxair’s engineering, product line development, and project execution. Dr. Roby currently serves on the Board of Trustees for Villanova University. She is also the Chair of the Board for Nuvance Health Network and previously served on the Board of CMC Materials, Inc. Dr. Roby holds four patents for industrial gas applications.

Director Qualifications: Dr. Roby brings to the Board experience as a senior executive in global technology and operations.

Peter C. Wallace Age 68 Director since 2010 Board Chair Compensation & Organization Committee Nominating, Governance & Sustainability Committee
Peter Wallace served as CEO and a director of Gardner Denver Inc. from 2013 until his retirement in 2016. Previously, Mr. Wallace served as President and CEO and a director of Robbins & Myers, Inc. (2004 – 2013) and President and CEO of IMI Norgren Group (2001 – 2004). Mr. Wallace has also been a director of Curtiss-Wright Corporation since 2016 and a director of Applied Industrial Technologies, Inc. since 2005 (Chairman of the Board since 2014).
Director Qualifications: Mr. Wallace brings to the Board experience as a chief executive of global manufacturing companies, as well as experience in corporate governance.

Other than pursuant to the Starboard Agreement as discussed above, none of the nominees for director are subject to any arrangement pursuant to which directors will be elected, nor are there any family relationships between any directors and any of the Company’s executive officers. To the best of our knowledge, there are no pending material legal proceedings in which any of our directors or nominees for director, or any of their associates, is a party adverse to us or any of our affiliates, or in which the persons have a material interest adverse to us or any of our affiliates. Additionally, to the best of our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no adverse findings or orders, judgments, sanctions, or injunctions during the last 10 years that are material to the evaluation of the ability or integrity of any of our directors or nominees for director.

Our Corporate Governance

The Board has adopted Corporate Governance Guidelines, provisions of our bylaws and other formal policies that establish a framework for our corporate governance practices. In addition to practices described below, our corporate governance practices include the following:

✓	Strong corporate governance guidelines/policies	✓	Board and committee oversight of ESG and sustainability
✓	Board independence (8 of 9 directors)	✓	Stock ownership guidelines
✓	All directors stand for election annually	✓	Annual Board/Committee self-evaluations
✓	Majority vote policy for uncontested elections with accompanying resignation policy	✓	Confidential company hotline for reporting legal and ethical violations
✓	Separate CEO and Independent Board Chair	✓	Retirement policy for directors
✓	Annual board review of company strategic plan	✓	Related party transaction policy
✓	Six Audit Committee Financial Experts	✓	No shareholder rights plan currently in place
✓	Regular executive sessions of independent directors	✓	No supermajority shareholder voting requirements in bylaws
✓	Diversity of board skills and experience	✓	No dual class structure
✓	Board ethnic/gender diversity	✓	Director training and education
✓	98% Director attendance at meetings in 2022	✓	Board oversight of succession planning
✓	Robust insider trading policy(1)	✓	Clawback policy
(1)Our Insider Trading Policy includes provisions prohibiting directors and executive officers from engaging in (i) hedging transactions with respect to our securities, including the sale of covered calls and the use of collars, and (ii) purchasing or holding our securities in a margin account or pledging our securities as collateral for a loan.
Board Committees
Our Board has three standing committees: the Audit Committee, the Compensation & Organization Committee, and the Nominating, Governance & Sustainability Committee. Each of these committees is comprised solely of independent directors, with each of the three committees having a separate chair who participates in the development of committee agendas. Charters for the Audit, Compensation & Organization, and Nominating, Governance & Sustainability committees are available on our website, http://www.rogerscorp.com/investors/corporate-governance.

Current Directors	Audit Committee	Compensation & Organization Committee	Nominating, Governance, & Sustainability Committee
Keith L. Barnes		Chair	•
Megan Faust	•	•
R. Colin Gouveia
Bruce D. Hoechner(1)
Carol R. Jensen	•		•
Keith Larson	•
Armand F. Lauzon, Jr.	•	•
Ganesh Moorthy	•		Chair
Jeffrey J. Owens	•	•
Anne K. Roby	•		•
Helene Simonet	Chair	•
Peter C. Wallace		•	•
Number of Meetings in 2022	9	5	5
(1)As previously disclosed, Messrs. Hoechner and Larson and Mses. Jensen and Simonet are not standing for reelection as directors.
During 2022, the Board held 12 meetings, and the committees of the Board collectively held 15 meetings, for a total of 27 meetings. Each director serving during 2022 attended more than 75% of the aggregate meetings of the Board and the committees on which they served, with average attendance of 98% among directors. Our Corporate Governance Guidelines provide that all directors are expected to attend the Annual Meeting of Shareholders absent an unavoidable conflict. Rogers did not hold an annual meeting of shareholders in 2022 due to the then-pending merger with DuPont.

Committee Member Qualifications. Each of the members of our Audit, Compensation & Organization Committee, and the Nominating, Governance & Sustainability Committees are independent under New York Stock Exchange (“NYSE”) guidelines and “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that all of the Audit Committee members are financially literate in accordance with NYSE listing standards and that committee members Ms. Faust, Mr. Larson, Mr. Lauzon, Mr. Moorthy, and Ms. Simonet are “audit committee financial experts” in accordance with SEC regulations.
The Audit Committee’s authority and responsibilities include:
•oversight of the Company’s financial reporting function
•oversight of the Company’s internal audit function and internal controls
•selection, evaluation, and oversight of the Company’s independent auditor
•assessment and review of compliance, investigations and legal matters
The Compensation & Organization Committee’s authority and responsibilities include:
•review and evaluation of the Company’s compensation philosophy
•establishment of the compensation of our CEO and other executive officers
•oversight with respect to the Company’s equity incentive and stock-based plans and material employee benefit plans
•review of succession plans for the CEO and other senior leadership positions
The Nominating, Governance & Sustainability Committee’s authority and responsibilities include:
•developing and recommending to the Board criteria for board and committee membership
•evaluating and presenting to the Board its determinations with respect to director independence and satisfaction of other regulatory requirements
•overseeing Rogers’ corporate governance policies and practices
•developing and recommending to the Board an annual Board and committee evaluation process
•overseeing our compliance with legal and regulatory requirements
•overseeing director orientation and training programs
•overseeing the company's engagement with ESG considerations, including in its overall business strategy
•leading the search for board members and identifying potential directors
Board Structure and Board Chair. In February 2021, the Board replaced its Lead Director role with a Board Chair to better align with best governance practices. Our Board Chair is Peter C. Wallace. The role of Board Chair, unlike the previous role of Lead Director, is defined under the Company’s Bylaws, and the responsibilities of the two roles are intended to be consistent, except that, under the Company's Bylaws, the Board Chair presides over Board and shareholder meetings. Additional duties of the Board Chair include:
•calling meetings of independent directors
•presiding at executive sessions of non-management directors
•providing feedback to the CEO
•reviewing board agendas
•serving as the principal point of contact for shareholders who wish to communicate with the Board
Meetings of Non-Management Directors. Our non-management directors (all of whom the Board has determined to be independent) hold executive sessions without management present as frequently as they deem appropriate, and generally such an executive session is held at each in-person, regularly scheduled board meeting. Non-management directors may hold executive sessions as determined by the Board Chair.
Appropriateness of Leadership Structure. We believe that this leadership structure works well for the Company. This structure creates an environment in which there are candid disclosures by management about the Company’s performance and a culture in which directors can regularly engage management and each other in active and meaningful discussions about various corporate matters. As reflected by the recent appointment of an independent Board Chair, the Board periodically reviews its leadership structure and developments in corporate governance to ensure that this approach continues to strike the appropriate balance for the Company and our shareholders.
Director Independence. The Board, in compliance with NYSE listing standards, determines annually whether each of its directors is independent based on the absence of any direct or indirect material relationship between the Company and the director. To evaluate the materiality of any such relationship, the Board has adopted categorical independence standards consistent with the NYSE listing standards. In addition, the Board has adopted the following categorical standards, contained in the Rogers Corporation Corporate Governance Guidelines, which identify certain relationships deemed by the Board to be immaterial provided that they satisfy the criteria below:
•if a Rogers director receives direct or indirect annual compensation or other benefits (other than board and committee fees) from Rogers, the amount of such compensation must not exceed $30,000. This immateriality standard is not applicable to Audit Committee members, who may not accept any consulting, advisory or other compensatory fee from Rogers;
•if a Rogers director is an executive officer of another company that does business with Rogers, that company’s annual sales to, or purchases from, Rogers must be less than 1% of the revenues of that company;
•if a Rogers director is an executive officer of another company which is indebted to Rogers, or to which Rogers is indebted, the total amount of either company’s indebtedness to the other must be less than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; and

•if a Rogers director serves as an officer, director or trustee of a charitable organization, Rogers’ discretionary charitable contributions to the organization must be less than 1% of that organization’s total annual charitable receipts (Rogers’ matching of employee charitable contributions will not be included in the calculation of the amount of Rogers’ contributions for this purpose).
The Board has determined that all of the nominees standing for election, other than Mr. Gouveia, due to his position as President and Chief Executive Officer, satisfy these independence standards and do not have any direct or indirect material relationship with Rogers.
Compensation & Organization Committee Interlocks and Insider Participation. None of the Compensation & Organization Committee members (Keith L. Barnes, Megan Faust, Armand F. Lauzon, Jr., Jeffrey J. Owens, Helene Simonet, or Peter C. Wallace):
•Has ever been an officer or employee of the Company;
•Is or has been a participant in a related party transaction with the Company (see “Corporate Governance - Related Party Transactions” for a description of our policy on related party transactions); or
•Has any other interlocking relationships requiring disclosure under applicable SEC rules.
Board Diversity. The Nominating, Governance & Sustainability Committee does not have a formal policy with respect to diversity in identifying or selecting nominees for Rogers’ Board, but in evaluating nominees, the committee assesses the background of each candidate in several different ways, including how the individual’s qualifications complement, strengthen and enhance those of existing board members as well as the future needs of the Board. Currently, our Board includes three female members and one ethnically diverse member.
ESG Oversight. Our Board takes into account a range of ESG considerations in connection with its oversight of Company strategy. In support of the Board’s ESG oversight, our Board has delegated oversight of our ESG practices and reporting to our Nominating, Governance & Sustainability Committee. The committee’s responsibilities include reviewing and discussing with management the company’s:
•implementation of procedures for identifying, assessing, monitoring and managing ESG and sustainability risks related to the company's business
•integration of ESG and sustainability policies, practices and goals into its business strategy and decision making
•voluntary ESG and sustainability reporting
During 2022, the Board and Nominating, Governance & Sustainability Committee engaged with management on a variety of ESG topics, including Rogers’ ESG Program structure and future ESG reporting plans.
Risk Management. The Board has an active role as a whole and at the committee level in overseeing management of the Company’s risks. The entire Board receives regular reports from management concerning areas of material risk to the Company, considers the Company’s general risk management strategy and evaluates risks to be taken by the Company based on the Company’s strategy and the current business environment. Although the Board as a whole is responsible for overseeing the Company’s risk management, each Board committee is responsible for evaluating the risks associated with its area of responsibility and making recommendations to the Board related to the management of those risks. While the Board oversees the Company’s risk management, the Company’s senior management is responsible for the day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company.
Insider Trading Policy. Our Insider Trading Policy includes provisions prohibiting directors and executive officers from engaging in hedging transactions with respect to our securities, including the sale of covered calls and the use of collars, and purchasing or holding our securities in a margin account or pledging our securities as collateral for a loan.
Location of Corporate Governance Documents. Our Bylaws, Corporate Governance Guidelines, Code of Business Ethics, Related Party Transactions Policy, Audit Committee Charter, Compensation & Organization Committee Charter, and Nominating, Governance & Sustainability Committee Charter are each available at http://www.rogerscorp.com/investors/corporate-governance. Rogers' website is not incorporated into or a part of this proxy statement.
Shareholder Director Nominations and Proposals for 2024. The Nominating, Governance & Sustainability Committee will consider director nominees recommended by shareholders. To be considered for inclusion in Rogers’ proxy statement and form of proxy in connection with the 2024 Annual Meeting of Shareholders, shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by Rogers on or before November 25, 2023. These proposals must also meet other requirements of the rules of the SEC relating to shareholder proposals, the SEC’s proxy rules and the Exchange Act. Under the company’s bylaws, in order for a shareholder to present a proposal or directly nominate a director candidate at the 2024 Annual Meeting of Shareholders, Rogers must receive written notice no earlier than November 7, 2023, and no later than December 7, 2023, and the written notice must comply with the requirements of the Company’s bylaws, the SEC’s proxy rules, including Rule 14a-19, and the Exchange Act. All shareholder proposals or notices of an intention to nominate a director or present other business at the 2024 Annual Meeting of Shareholders should be marked for the attention of the Office of the Corporate Secretary, Rogers Corporation, 2225 W. Chandler Blvd., Chandler, AZ 85224.
Communications with Members of the Board. The Board has not formally adopted a process by which shareholders may communicate directly with directors because it believes the procedures currently in place continue to serve the needs of the Board and shareholders, any shareholder communications should be sent to the Board of Directors, Rogers Corporation, 2225 W. Chandler Blvd., Chandler, AZ 85224, c/o Office of the Corporate Secretary of the Company. At present, all such communications sent by shareholders to the above address are forwarded to the Board Chair for consideration.

Environmental, Social and Governance (ESG) Practices

Rogers has had a consistent, ongoing commitment to responsible corporate citizenship. We have a culture of respect built on the ethical foundation of our Code of Business Ethics and our commitment to “Results, but Results the Right Way.”
The Company and our people—globally and locally, through company-wide programs and individual initiatives—have pursued the highest standards of business ethics and stewardship as part of our business operations and strategy. Over the years, we have implemented numerous programs aligned with these goals, including regulatory compliance, employee development and support for our local communities. As a global technology leader in specialty engineered materials, we have placed particular emphasis on product responsibility and how our business contributes to the low-carbon economy.
In 2022, our oversight and implementation of ESG practices benefited from the following:
•ESG Governance: In 2021, the Nominating, Governance and Sustainability (NG&S) Committee of the Board continued to exercise its ESG oversight responsibilities by receiving regular updates from management on ESG topics, including refining Rogers' ESG Program structure, quantifying Rogers' sustainability enablement, establishing of environmental goals and metrics, obtaining stakeholder feedback from customers, shareholders, and employees, development of the ESG portion of Rogers' public-facing website, engaging ESG ratings agencies, and preparing an ESG Report for the following year. During 2022, the Board and the NG&S Committee engaged with management on a variety of ESG topics, including Rogers' ESG Program structure and future ESG reporting plans.
•ESG Reporting: Rogers did not release an ESG Report in 2022 due to the pending merger with DuPont de Nemours. Rogers’ 2023 ESG Report will be released in Q2 of 2023.
•COVID-19 Response: We responded to the pandemic with the health and safety of our employees as a first priority, as we continued to supply our customers with products, including for their critical infrastructure and health applications. We implemented additional hygienic and social distancing protocols in our manufacturing and administrative facilities. We also recognized our responsibility to provide greater support for our employees’ overall well-being for their particular circumstances and responded with benefit enhancements, including expanded work-from-home policies, incentive pay for essential employees and adjusted pay, sick time, vacation and dependent care policies allowing our employees more flexibility to address the particular care needs within their households.
•Diversity, Equity & Inclusion (DE&I): The DE&I Council, established in 2021, continues to oversee the progression of various initiatives in support of improving the maturity of our enterprise-wide DE&I practices. Some of these initiatives include the addition of new Employee Relation Groups (ERGs), supporting diverse hiring practices for our more senior positions, and the establishment of a set of baseline metrics against which we will measure ourselves. We plan to reassess ourselves in 2023 against the Global Diversity and Inclusion Benchmarks (GDIB) to gauge progress and identify additional focus areas for our DE&I activities.
As we move forward on our ESG journey, we intend to regularly evaluate our ESG program and prioritize topics with the intent to focus on the areas that are most important to our business and our stakeholders and where we can have the greatest impact.
More information regarding Rogers’ ESG initiatives can be found in Rogers’ 2021 and 2023 (to be released in Q2 of 2023) ESG reports located on our website at https://www.rogerscorp.com/. Rogers’ ESG reports are not incorporated into or a part of this proxy statement.

Proposal 2 - Ratification of the Selection of Our Independent Auditor

We are asking our shareholders to ratify the selection of PwC as our independent registered public accounting firm for 2023, even though it is not required by our bylaws or otherwise. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the Audit Committee may select a different independent auditor at any time during the year if it determines that doing so would be in the best interests of Rogers and our shareholders. Rogers expects representatives of PwC to attend the Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.
Vote Required
The affirmative vote of a majority of the votes properly cast on this proposal will constitute approval of the ratification of the appointment of PwC as Rogers’ independent registered public accounting firm for 2023. Abstentions will not have any effect on the outcome of the proposal. If shares are held in street name by a nominee, that nominee has discretionary authority to vote shares held through it in the absence of instructions regarding how such shares should be voted.
OUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF PWC AS OUR INDEPENDENT AUDITOR
AUDIT COMMITTEE REPORT

The Audit Committee oversees and monitors the Company’s financial reporting process and systems of internal accounting and financial controls on behalf of the Board of Directors. In fulfilling these responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”). The Audit Committee discussed with PwC, Rogers’ independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under generally accepted auditing standards, including Auditing Standard No. 1301. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed its independence with PwC.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the 2022 Form 10-K for filing with the SEC.
The Audit Committee’s responsibility is one of oversight, and it recognizes that management is responsible for preparing the Company’s financial statements and that the Company’s independent registered public accounting firm is responsible for auditing those financial statements. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the work of the Company’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.
The Audit Committee of the Board of Directors

Helene Simonet (Chair)	Megan Faust
Carol R. Jensen	Keith Larson
Ganesh Moorthy	Jeffrey J. Owens
February 24, 2023

INDEPENDENT AUDITING FIRM FEES

PwC is our principal independent registered public accounting firm. We paid PwC the fees described below in 2022 and 2021, all of which services were approved by our Audit Committee:

	2022	2021
Audit Fees(1)	$2,835,500	$3,078,500
Audit Related Fees(2)	$10,150	$18,550
Tax Fees(3)	$52,375	$63,803
All Other Fees(4)	$7,900	$7,900
Total Fees	$2,905,925	$3,168,753
(1)Audit fees consist of fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or other services to comply with GAAS. Amounts also include fees for the required audit of the Company's internal control over financial reporting.
(2)Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements that are not reported under "Audit Fees." This category includes fees related primarily to regulatory filings.
(3)Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international).
(4)All other fees consist of fees for products and services other than the services reported above, including subscription services to PwC's online resources for accounting and auditing technical research and disclosure requirements.
Pre-approval Policy. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its chair when expedition of services is necessary. The independent auditor and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date.

Proposal 3 - Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we annually request shareholder approval, on a non-binding advisory basis, of the compensation of our NEOs during 2022, as described under the heading “Compensation Discussion and Analysis” in this proxy. Although the advisory vote (‘say-on-pay”) is non-binding, our Compensation & Organization Committee will review the results and consider the outcome of this vote in making future determinations regarding our executive compensation program. We annually seek a non-binding advisory vote on our executive compensation and will seek a shareholder advisory vote at our 2023 annual meeting of shareholders.
Executive compensation is an important matter for Rogers and our shareholders. We believe that our executive compensation program provides an appropriate balance between salary and incentive compensation as well as an appropriate balance between risk and reward so that such compensation practices are strongly aligned with the long-term interests of our shareholders. We urge you to carefully read the Compensation Discussion and Analysis section of this proxy statement for additional details on Rogers’ executive compensation, including Rogers’ compensation philosophy and the 2022 compensation of our NEOs. Our Board believes that our executive compensation program is effective in implementing our compensation philosophy.
Vote Required
The advisory vote on the compensation of our NEOs will be approved by the affirmative vote of the majority of votes properly cast (i.e., the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). Abstentions and “broker non-votes” will have no effect on the outcome of the vote.
OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE 2022 COMPENSATION OF OUR NEOS

Proposal 4 - Advisory Vote on Frequency of Advisory Votes on Executive Compensation

As required by Section 14A of the Exchange Act, we are seeking your advisory vote on how often Rogers should hold a say-on-pay vote. You may specify whether you prefer the vote to occur every year, two years, or three years. Shareholders will have an opportunity to cast an advisory vote on the frequency of the say-on-pay vote at least every six years.
Our Board recommends that future say-on-pay votes occur every year. We believe holding an advisory vote each year is consistent with best corporate governance practices. We believe an annual vote promotes accountability and transparency.
Although the vote is non-binding, our Board will consider the vote results in determining the frequency of future say-on-pay votes. Rogers will announce its decision on the frequency of say-on-pay votes in a Form 8-K filed with the SEC no later than 150 days after the Annual Meeting. Our Board may change the vote frequency based on the nature of our compensation programs, input from our shareholders, and our Board’s views.
Vote Required
Shareholders have the choice of voting for the frequency of advisory votes on executive compensation to occur once every one, two or three years. The choice receiving the highest number of votes will be given due regard by, but will not be binding on, the Board. Abstentions and “broker non-votes” will not have any effect on the outcome of this vote.
OUR BOARD RECOMMENDS A VOTE, ON AN ADVISORY BASIS, “FOR” FUTURE SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION TO BE HELD EVERY YEAR

Compensation & Organization Committee Report

The Compensation & Organization Committee of the Board of Directors of Rogers Corporation reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy with management and, based upon such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
March 14, 2023
The Compensation & Organization Committee of the Board of Directors

Keith L. Barnes (Chair)	Megan Faust
Armand F. Lauzon, Jr.	Jeffrey J. Owens
Helene Simonet	Peter C. Wallace

Named Executive Officers for Fiscal Year 2022

Name	Title
Bruce D. Hoechner	President and Chief Executive Officer(1)
Ram Mayampurath	Senior Vice President, Chief Financial Officer and Treasurer
Robert C. Daigle	Senior Vice President and Chief Technology Officer(2)
Jay B. Knoll	Senior Vice President, Corporate Development, General Counsel and Corporate Secretary(3)
R. Colin Gouveia	Senior Vice President and General Manager Elastomeric Material Solutions(1)
(1)Mr. Hoechner retired as President and Chief Executive Officer, effective as of December 31, 2022, and Mr. Gouveia assumed the roles of President and Chief Executive Officer, effective as of January 1, 2023. Mr. Hoechner will continue to serve as a member of the Board and act in an advisory capacity to the Company until March 31, 2023. Please see the “Management Transition” section below for a discussion of the compensation arrangements made in connection with this management transition.
(2)Mr. Daigle will be departing the Company, effective as of March 31, 2023.
(3)Mr. Knoll departed the Company, effective as of December 31, 2022.

Compensation Discussion and Analysis

Compensation Philosophy. The Company’s executive compensation philosophy is to attract, retain, and motivate the most talented and experienced executives possible to achieve outstanding business performance and shareholder value at a reasonable cost. The Company’s approach to executive compensation considers the various industries in which the Company operates, including the technology industry. We believe that our executive compensation program provides an appropriate balance between industry competitive base salary and incentive compensation as well as between risk and reward so that our compensation practices are strongly aligned with the long-term interests of our shareholders.
Role of Compensation & Organization Committee and the Decision-Making Process. The Compensation & Organization Committee (the “Committee” for purposes of this section) establishes the compensation of the Company’s CEO and executive officers. The Committee began its consideration of 2022 executive compensation by evaluating our compensation philosophy and affirmed our existing philosophy. In line with our compensation philosophy, the Committee seeks to provide competitive base salaries for our NEOs, and to leverage short-term and long-term variable compensation in line with performance to reward our NEOs for the value they create. To achieve these goals, we seek to:
•provide opportunity for our executive officers and other senior managers to earn compensation that is competitive with other comparable technology companies
•emphasize a culture of pay for performance
•use a combination of salary, bonuses, long-term incentives, and/or benefits to directly incentivize performance
•measure employee performance by pre-defined metrics or qualitative evaluations (performance appraisals) in order to reward and align accountability for our executive officers and other senior managers in working toward the achievement of our financial, strategic and operational objectives
Accordingly, the Committee considers market compensation (overall and by element), Company performance, and individual performance, along with cost reasonableness, in setting executive compensation levels.
Role of Management. The Committee, in making executive compensation decisions, solicits input from management, as appropriate, with respect to individual and Company performance. The Committee receives recommendations and evaluations with respect to NEO compensation and performance from the CEO (other than with respect to his own compensation). While the CEO does not make a recommendation to the Committee with respect to his own compensation, he provides the Committee with a summary of his annual performance. The Committee considers this assessment in conjunction with materials provided by the Company’s Chief Human Resources Officer regarding the CEO’s performance and recommended compensation. The Committee evaluates this input, as well as the compensation data provided by its compensation consultant, as it independently makes its assessments and compensation decisions.
Role of Compensation Consultants. The Committee is authorized to select and retain its own independent compensation consultant, and since 2017 has retained Compensia, Inc. (“Compensia” or “Consultant”). During its engagement, Compensia has advised the Committee on evolving best pay practices and compensation disclosure and provided competitive market data on executive officer compensation. The Committee annually reviews the independence of the Consultant as part of its standard governance practices and has determined that the Consultant is independent and that its work does not raise any conflict of interest.
Use of Peer Group Data. We believe that the Committee's use of peer group data demonstrates our focus on efficient recruitment and retention of executives who will help drive our business performance and enhance shareholder value at a reasonable cost, while maintaining a competitive market position. The Committee regularly reviews the peer groups it uses to set NEO compensation.
In 2022, the Committee, in consultation with Compensia, determined that four companies in the 2021 peer group (Azenta (formerly Brooks Automation, Inc.), CMC Materials, Inc., Ferro Corporation, and GCP Applied Technologies, Inc.) would be removed and replaced by five new companies (Chart Industries Inc., Helios Technologies, Inc., Livent Corp., Power Integrations Inc., and Synaptics Inc.) for our 2022 NEO compensation analysis, due to the recent acquisitions in the 2020 peer group and changes in revenue and market capitalization of the companies in that peer group. The companies comprising the new peer group, which were selected in consultation with Compensia, are listed below.

2022 NEO Compensation Peer Group
Advanced Energy Industries Inc.	Helios Technologies, Inc.	Livent Corp.	Power Integrations Inc.
Chart Industries Inc.	Ingevity Corporation	MACOM Technology Solutions Holdings, Inc.	Quaker Chemical Corporation
Diodes Incorporated	Knowles Corp.	Materion Corporation	Semtech Corporation
ESCO Technologies Inc.	Kulicke and Soffa Industries, Inc.	Methode Electronics, Inc.	Silicon Laboratories Inc.
FormFactor, Inc.	Littelfuse, Inc.	Novanta Inc.	Synaptics Inc.
The Committee considered compensation data from the 2020 and 2021 proxy statements of these companies, with slight cost-of-living adjustments, when setting 2022 NEO compensation. Specifically, the Committee considered this peer group data when establishing the overall compensation packages for our NEOs and each element of compensation within those packages for 2022 and, as part of that process, evaluating target total cash compensation for each NEO (defined as base salary and target payments under our AICP) and target total direct compensation for each NEO (defined as base salary and target payments under our AICP and LTIP). In general, the Committee aims to set overall executive compensation, as well as each element of executive compensation, for each NEO around the median of the peer group. While the Committee considers relevant market pay practices when setting executive compensation, it does not believe it is appropriate to establish compensation levels based only on market practices. The Committee believes that compensation decisions are complex and require a deliberate review of Company and individual performance, peer compensation levels, as well as other factors, such as tenure, experience, performance, responsibilities and expected contribution.
Addressing Risk. The Committee believes that our compensation programs do not encourage risks that are reasonably likely to have a material adverse effect on the Company. This belief is based on the following:
•Our compensation philosophy and strategy are reviewed by the Committee on an annual basis
•At-risk pay comprises a substantial portion of our executives’ target total direct compensation and performance has a meaningful effect on payouts to our NEOs
•Performance of the CEO and the other NEOs are evaluated by the Committee each year, and that evaluation is used as the basis for future compensation decisions
•Equity awards for our executives are earned or vest over a three-year period, which the Committee believes discourages undue short-term risk-taking
•Equity represents a significant component of our executives’ target total direct compensation, and payouts with respect to at least 50% of our equity awards are contingent on Company performance
•Our stock ownership guidelines seek to encourage a long-term perspective by our executives
•The Committee engages an independent compensation consultant
•The Committee reserves negative discretion to lower compensation plan payouts
•We have a compensation recovery policy in place to recover any compensation earned by or paid to an executive officer based on any financial result or operating objective that was impacted by the officer’s misconduct
Compensation Recovery Policy. The Company has a compensation recovery policy in place to recover any compensation earned by or paid to an executive officer based on any financial result or operating objective that was impacted by the officer’s misconduct. The Company continues to monitor the policy to ensure that it is consistent with applicable laws and will review and modify the policy as necessary to reflect the final NYSE listing rules adopted to implement the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).
Stock Ownership Guidelines. In order to align our executives’ interests with those of our shareholders and to assure that our executives own meaningful levels of Company stock throughout their tenure with the Company, the Company maintains stock ownership guidelines which provide as follows: CEO stock ownership should reach three times base salary within five years of service as CEO, while NEOs other than the CEO are expected to own Company stock valued at least two times base salary no later than the completion of five years of service as an executive officer. As of the record date, each of our continuing NEOs were either in compliance with the applicable stock ownership guidelines or were within the five-year transition period.
Shareholder Engagement. We actively engage with our shareholders in a variety of forums. Our executives meet frequently with individual shareholders at investor conferences, on telephone calls, virtual meetings, and scheduled on-site visits. While these meetings typically focus on investment matters, there is also active engagement on topical governance issues, including executive compensation and ESG matters. In addition, we regularly reach out to our larger shareholders to engage on these topical governance issues.
As noted above, in its compensation review process, the Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s shareholders. As part of its review of the Company’s executive compensation program, the Committee considered the approval by approximately 99% of the votes cast for the Company’s say-on-pay vote at our last regular annual meeting held in 2021. The Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2021 say-on-pay vote.
Finally, we encourage our shareholders to provide feedback directly via mail and our website (https://rogerscorp.com/investors/contact-investor-relations). Rogers' website is not incorporated into or made a part of this proxy statement.
Our Compensation Program. In 2022, our compensation program was modified from prior years by the arrangements described below under “Merger-Related Compensation Matters.” However, in 2022, we designed a program consistent with the restrictions included in the since-terminated merger agreement (the “Merger Agreement”) between the Company and DuPont and in a way that we believe maintained our commitment to the use of at-risk compensation (awards under our Long-Term Incentive Program (“LTIP”) and Annual Incentive Compensation Plan (“AICP”)), pay for performance, compensation transparency, and the pursuit of pay practices competitive with those of our peers. Our compensation program primarily consists of four elements:
•Base Salary: Base salaries are targeted around the median of our peer group but will take into account experience and performance.
•At-risk Compensation: At-risk compensation made up approximately 83.3% of our CEO's target total direct compensation in 2022, approximately the same as in 2021. For our remaining NEOs, at-risk compensation in 2022 made up approximately 67.6% of their target total direct compensation, approximately the same as in 2021.
•Performance-based Pay: Performance-based pay made up approximately 56.7% of our CEO's target compensation in 2022, lower than 57% in 2021 given the limitations on the use of performance-based restricted stock units (“PSUs”) under the terms of the Merger Agreement, and made up approximately 44.5% of target compensation in 2022 for our remaining NEOs, on average, compared to 43% in 2021.
•Pay for Performance Measures: In 2022, we continued to employ multiple performance measures to balance short-term and long-term objectives. With respect to longer-term incentives, restrictions under the Merger Agreement prevented us from granting new PSUs, but PSUs granted in prior years remained in effect and with vesting tied to the Company's three-year total shareholder return ("TSR") measured relative to the TSR of a pre-established group of peer companies.

Merger-Related Compensation Matters. The Merger Agreement imposed certain limitations and prompted certain modifications to our executive compensation arrangements during the pendency of the merger. Termination of the Merger Agreement also resulted in additional compensation actions. These arrangements and actions were largely focused on providing adequate retention incentives for our executive officers and other key personnel during and following the pendency of the Merger Agreement. We describe these matters below.
Limitations and Modifications to Equity Awards. Covenants in the Merger Agreement prohibited the Company from granting new equity awards other than “Post-Signing Company RSUs” with a grant date fair value not in excess of equity awards granted in the ordinary course of business consistent with prior practice. As prescribed by the Merger Agreement, the terms of Post-Signing Company RSUs were substantially the same as our other outstanding restricted stock units (“RSUs”) except that the Post-Signing Company RSUs provided for vesting of one-third of the underlying shares upon a qualifying termination following closing of the merger and within one year of the grant date. Accordingly, in February 2022, the Committee granted no PSUs, but instead granted Post-Signing Company RSUs with a grant date fair value equal to the aggregate grant date fair value of RSUs and PSUs previously awarded in the ordinary course of business consistent with prior practice. In addition, the Merger Agreement provided that then-existing RSUs and PSUs would accelerate and vest at the time of the completion of the merger with DuPont. As a result of the termination of the Merger Agreement, the RSUs and PSUs that were outstanding in 2022 now will vest pursuant to their original terms and, after the first anniversary of the date of grant, the Post-Signing Company RSUs will vest on the same basis as our other RSUs.
Key Employee Retention Plan. As permitted by the Merger Agreement, the Company established the Rogers Corporation Key Employee Retention Plan (“KERP”), which was designed to incentivize the retention of key talent through the pendency of the merger in order to promote continuity of Company operations. Benefits under the KERP included cash-based retention awards payable 50% upon closing of the merger and 50% on December 31, 2022 (or 100% if the merger had not closed by that date), which the Chief Executive Officer was permitted to grant in an aggregate amount for all participants not to exceed $10 million. The KERP also provided for payment of a 50% benefit to a participant who incurred a Qualifying Termination (as defined in the KERP) on or prior to December 31, 2022. Non-NEO executives, as well as other key Company employees, were eligible to participate in the KERP. $9.5 million in awards or benefits were allocated or granted under the KERP to non-NEO executives and key Company employees.
Tax Reimbursement Agreements. To promote retention of key personnel and in consultation with DuPont pursuant to the Merger Agreement, the Committee also authorized the Company to enter into agreements with certain of the Company’s executive officers to provide for certain conditional cash payments (the “Tax Reimbursement Agreements”). The Tax Reimbursement Agreements provided that if an employee became entitled to payments and benefits in connection with the merger that were “excess parachute payments” under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, the employee would be entitled to receive an additional payment from the Company in an amount such that the individual would be in the same after-tax position as if no excise tax were imposed on the parachute payments. Under the Internal Revenue Code, “excess parachute payments” result from change in control compensation payable to officers or certain other highly compensated employees in an amount equal to or greater than three times such person’s “base amount,” which is generally the average annual compensation for the preceding five years, or such time as the employee has been employed by the Company if less than five years.
In authorizing the Company to enter into Tax Reimbursement Agreements, the Committee considered, among other things, the adverse impact that the potential excise tax would have on executive officers of the Company, and how that impact might adversely affect the Company’s objective to retain such executive officers during the pendency of the merger, particularly as such officers were deemed critical to the closing of the transaction and the continued operations of the Company during the period prior to closing. In addition, for certain of our executive officers who were either recently promoted or relatively new to the Company, the Committee determined that the excise tax amounts for these individuals would be burdensome and a disincentive to retention due to the significant decrease in the value of these individuals’ incentive compensation absent a tax reimbursement. Since the Merger Agreement was terminated, no tax reimbursements were made and the Tax Reimbursement Agreements are no longer in effect. We do not have any other similar agreements in effect.
Post-Termination Retention Awards. After the termination of the Merger Agreement, the Company determined that it was necessary to make targeted retention awards to certain key Company personnel. As previously disclosed, on December 8, 2022, the Committee awarded Mr. Mayampurath a one-time cash award in the amount of $500,000, subject to an obligation to reimburse the Company if Mr. Mayampurath voluntarily terminates his employment or is terminated for cause prior to December 31, 2023, and a one-time grant of 9,530 RSUs that convert to Company common stock on a one-for-one basis and vest 50% on each of the second and third anniversaries of the grant date.
Base Salary. Base salary is the fixed compensation element we provide to our executives based on their qualifications, experience, and regular contribution to the business. Our goal is to ensure that business decisions are in the hands of executives with proven track records, and our ability to efficiently recruit, retain and motivate such talented people depends in part on competitive base salaries. Adjustments to base salary each year are dependent upon many factors, including an executive’s tenure, internal equity across the executive team based on individual roles and contributions, market trends, the Company’s prior year performance, and general affordability based on business results. Base salary is generally subject to annual review, unless circumstances dictate otherwise. Generally, any base salary adjustments are effective at the beginning of the second quarter of the year.
The Committee began its assessment of 2022 NEO base salaries with an analysis of the base salaries paid to executives in similar positions at the companies in the peer group discussed above, and approved NEO base salaries for 2022 which were near the median of the peer group, while also reflective of the competitive market environment. Although the Committee concluded that no market adjustments were required, it awarded merit-based increases to certain NEOs.

NEO	2021 Base Salary	2022 Base Salary	Base Salary % Change for 2022
Bruce D. Hoechner	$753,960	$792,000	5.0%
Ram Mayampurath	$380,000	$402,800	6.0%
Robert C. Daigle	$396,550	$420,690	6.1%
Jay B. Knoll	$395,000	$437,542	10.8%
R. Colin Gouveia	$412,698	$437,460	6.0%
Annual Incentive Compensation Plan (AICP). Our AICP is intended to compensate our executives for their annual contributions to the Company’s performance.  Consistent with the terms of the AICP, the Committee established a performance goal (the achievement of positive operating income, where operating income is adjusted to exclude restructuring and other non-recurring charges and gains, gains and losses on foreign currency transactions, and the effects of accounting changes and certain tax adjustments) and target and maximum potential payouts early in 2022. The Committee used the peer group data described above when evaluating and determining the target and maximum potential AICP awards for the NEOs.

NEO	2022 Base Salary	Base Salary Percentage	2022 Target Payout	2022 Maximum Payout
Bruce D. Hoechner	$792,000	100%	$792,000	$1,584,000
Ram Mayampurath	$402,800	70%	$281,960	$563,920
Robert C. Daigle	$420,690	55%	$231,380	$462,759
Jay B. Knoll	$437,542	55%	$240,648	$481,296
R. Colin Gouveia	$437,460	55%	$240,603	$481,206
Following the end of 2022, the Committee determined that the Company had generated positive annual operating income, but did not satisfy the threshold performance goal. In deciding when, and to what extent, to exercise negative discretion in adjusting awards downward from the maximum potential payout, the Committee looked to each NEO’s achievement with respect to certain pre-established corporate/business unit performance measures (weighted 80%) and individual performance metrics (weighted 20%). Specifically, with regard to corporate/business unit performance measures, the Committee considered the following corporate performance measures in its deliberation (dollars in millions):

Performance Metric	Threshold Performance (80% target payout) (000)	Target Performance (100% target payout) (000)	Maximum Performance (200% target payout) (000)	2022 Performance (000)
Net sales	$864,301	$1,080,376	$1,296,452	$971,300
Operating income(1)	$159,393	$199,241	$239,089	$114,000
(1)Operating income is adjusted to exclude restructuring and other non-recurring charges and gains, gains and losses on foreign currency transaction, and the effects of accounting changes and certain tax adjustments.
In addition to the metrics discussed above, the Committee assigned a 20% weight to achievement of annual individual performance metrics (“MBOs”) by each NEO. Mr. Hoechner established the MBOs for each NEO, other than himself, following consultation with the NEOs in early 2022. The Committee established Mr. Hoechner’s MBOs following consultation with Mr. Hoechner. The MBOs for the NEOs related to both quantitative performance objectives, including achievement of the annual financial plan and sales, operating efficiencies, and safety goals, and qualitative performance objectives, including updating the corporate/business unit growth strategy, expanding the Company’s research and development pipeline, employee development, and streamlining the Company’s financial reporting process. After the end of the year, Mr. Hoechner evaluated the performance of each NEO, other than himself, against his MBOs and provided his evaluation to the Committee. The Committee evaluated Mr. Hoechner’s performance following discussions with Mr. Hoechner and after performing its own assessment of Mr. Hoechner’s performance against his MBOs.
Following consideration of each NEO’s achievement of the performance metrics discussed above, the Committee awarded the following AICP payouts to the NEOs:

NEO	2022 Actual Payout
Bruce D. Hoechner	$375,408
Ram Mayampurath	$133,649
Robert C. Daigle	$109,674
Jay B. Knoll	$105,885
R. Colin Gouveia	$114,046

2023 AICP Program. In order to sharpen management’s focus on profitability improvement, in early 2023, the Committee determined to set AICP parameters for 2023 that diverged from prior metrics. For 2023, executive officer bonuses will be determined based upon performance against three equally weighted criteria: net sales, gross margin percentage, and EBITDA.
Long-Term Incentive Compensation. Our LTIP is intended to compensate our executives for their long-term contributions to Company performance, based upon metrics that closely align with long-term shareholder value. For our NEOs, we typically use a combination of time-based RSUs and PSUs to balance retention and attainment of financial and operational goals. The Committee believes that such long-term incentive compensation aligns the interests of our NEOs with the interests of our shareholders. However, because the terms of the Merger Agreement prohibited the grant of PSUs, in 2022, our NEOs received long-term equity incentive awards exclusively in the form of RSUs.
In early 2022, Mr. Hoechner recommended to the Committee the target total dollar value of the 2022 RSU award for each NEO other than himself. The Committee considered these recommendations and data drawn from the peer group in a competitive market analysis prepared by Compensia in establishing the target long term incentive award values below. The Committee concluded that an increase in the total LTIP award for each then-serving NEO was appropriate to bring target total direct compensation for these NEOs closer to the peer group median.

NEO	RSUs
Bruce D. Hoechner	$3,168,000
Ram Mayampurath	$604,200
Robert C. Daigle	$631,035
Jay B. Knoll	$656,313
R. Colin Gouveia	$656,190
The Committee uses RSUs to provide a long-term incentive vehicle that emphasizes retention. Annual RSUs granted to our NEOs are generally subject to three-year ratable vesting and require our executives to remain continuously employed by the Company through the applicable vesting dates. See below for information about the limited circumstances in which these awards could be subject to accelerated vesting. The value of the RSUs ultimately earned is tied to the market price of the Company’s capital stock following the vesting period, and the Committee believes the awards align NEO interests with long-term shareholder interests.
Additional information regarding the equity awards provided to our NEOs during 2022, including, where applicable, the target and maximum number of shares, is set forth in both the “Grants of Plan-Based Awards for Fiscal Year 2022 Table” and the “Outstanding Equity Awards at End of Fiscal Year 2022 Table” included in this proxy.
In 2022, as noted above, the terms of the Merger Agreement prohibited the Company from granting PSUs. Accordingly, in 2022, no PSUs were granted and only the two tranches of PSUs granted in 2020 and 2021 were outstanding. Those PSUs provide a performance metric based on relative total shareholder return (“TSR”) measured as follows:
•Our TSR performance is measured against the TSR of a specified group of peer companies selected by the Committee from within Standard and Poor’s Small Cap 600 Information Technology companies (the “Index”). The Committee excludes from the Index any companies that cease to publicly report financial statement data to the SEC at any time during the performance period.
•TSR performance is calculated for the Company and each of the companies in the Index by comparing the relevant company’s average daily closing common stock price for a specified period prior to the start of the performance period to its average daily closing common stock price for the corresponding period immediately preceding the end of the performance period. The calculation reflects adjustments for stock splits, reverse stock splits and similar extraordinary events that occur during the performance period.
•At the end of the performance period, the Committee compares the Company’s TSR to the TSR of the companies in the Index. The number of units earned at the end of the applicable three-year performance period is based on the Company’s TSR performance ranked against the TSR performance of the companies in the Index. The amount vested, if any, is determined on a straight-line basis based on the table set forth below.

Company Relative TSR Performance	Payout Percentage for TSR Performance
25%	0% (threshold)
30%	20%
35%	40%
40%	60%
45%	80%
50%	100% (target)
55%	120%
60%	140%
65%	160%
70%	180%
75%	200% (maximum)
The TSR performance scale is designed to be appropriately challenging, and there is a risk that the PSUs will not be earned or will be earned at less than 100% of target.

In early 2023, the Committee determined that the Company's relative TSR performance exceeded the performance threshold with a relative ranking of 31.5% which yielded a payout percentage of 26% for the 2020-2022 performance period. As a consequence, Messrs. Hoechner, Mayampurath, Daigle, and Gouveia will receive shares under their 2020 PSU awards.
Other Compensation. We also provide our NEOs with the following additional benefits:
•Section 401(k) and health and welfare benefits, including life insurance, on substantially the same terms and conditions as they are provided to most of our other employees;
•A non-qualified funded deferred compensation plan that allows executives to defer salary and bonus and receive matching contributions on deferred amounts on a cost-effective tax-advantaged basis;
•Severance and change-in-control protection to NEOs to increase retention and mitigate potential conflicts of interest when NEOs perform their duties in connection with a potential change in control transaction; and
•Physicals as part of an annual executive physical program.
Mr. Daigle participated in our pension plan during 2022. See "Pension Benefits at End of Fiscal Year 2022 Table" in this proxy statement for additional information.
Management Transition. As noted above, Mr. Hoechner retired as President and Chief Executive Officer, effective as of December 31, 2022, and Mr. Gouveia assumed the roles of President and Chief Executive Officer, effective as of January 1, 2023. Mr. Hoechner will continue to serve as a member of the Board and act in an advisory capacity to the Company until March 31, 2023. Other than the retirement benefits described below, which are available to all retiree-eligible executive officers, Mr. Hoechner did not receive any additional compensation in connection with his retirement.
On December 8, 2022, the Committee approved the following compensation arrangements for Mr. Gouveia, effective as of the date he assumed the position of CEO. Mr. Gouveia will be entitled to an initial annual base salary of $770,000 and his 2023 fiscal year target under the AICP is 100% of his annual base salary. Beginning for the 2023 fiscal year, Mr. Gouveia will be eligible to receive an annual long-term incentive grant with a value equal to $3,300,000, with 40% of the value of the annual grant in the form of RSUs and 60% in the form of PSUs.
On December 8, 2022 and following the termination of the Merger Agreement, the Committee approved the following compensation arrangements for Ram Mayampurath, the Company’s Senior Vice President and Chief Financial Officer:
•Effective December 8, 2022, Mr. Mayampurath’s annual base salary increased to $450,000 and, beginning for the 2023 fiscal year, Mr. Mayampurath will be eligible to participate in the Company’s AICP at a target bonus of 70% of his annual base salary. Beginning for the 2023 fiscal year, Mr. Mayampurath will also be eligible to receive an annual long-term incentive award with a value equal to $1,215,000.
•Mr. Mayampurath was awarded a one-time cash award in the amount of $500,000, which Mr. Mayampurath must repay to the Company if he voluntarily resigns or if the Company terminates his employment for cause (as defined in the LTIP) prior to December 8, 2023.
•Mr. Mayampurath was awarded a one-time grant of 9,530 stock-settled RSUs, with 50% of the grant vesting on the second anniversary date of the date of grant and the remaining 50% vesting on the third anniversary of the date of grant, in each case subject to additional terms specified in the award agreement.
Potential Payments on Termination, Retirement or Death or Disability.
An NEO may be entitled to receive the following amounts earned during his/her term of employment regardless of the way an NEO’s employment terminates, except where indicated to the contrary below:
•Unpaid base salary through the date of termination
•Any unpaid award under the AICP with respect to a completed performance period and all vested equity awards granted under the Rogers’ equity compensation plans (except in the event of termination for cause)
•All accrued and vested benefits under the Pension Restoration Plan and under the Voluntary Deferred Compensation Plan For Key Employees
•All other benefits under the Company’s compensation and benefit programs that are available to all salaried employees and do not discriminate in scope, terms, or operation in favor of the NEOs
In the event of the retirement of an NEO, in addition to the items listed above, for all award agreements prior to 2023, the retiring NEO will receive the following benefits:
•Unpaid payment of a pro-rata portion of the NEO’s AICP award for the performance year in which the termination occurs, based on actual performance
•Vesting of a pro-rata portion of time- and performance-based grants, provided that the NEO is at least 60 years old and has at least five years of service at Rogers

In the event of the death or disability (as defined in the applicable compensation program) of the NEO, then in addition to the benefits listed above as amounts earned during his/her term of employment, the NEO will receive the following:
•Benefits under Rogers’ disability plan or payments under Rogers’ life insurance plan, as appropriate
•Vesting of a pro-rata portion of any PSUs based on employment and the Company’s actual performance during the performance period, with shares with respect to vested units paid out at the end of the performance period
•Vesting of a pro-rata portion of any time-based RSUs based on employment during the vesting period
•Payment of a pro-rata portion of the NEO’s AICP award for the performance year in which the termination occurs based on actual performance
Potential Payments on a Change in Control. The Rogers Corporation Severance Plan (the “Severance Plan”) provides a market-based severance program to recruit and retain executives on competitive terms. In order to participate in the Severance Plan, an executive must execute a participation agreement (the “Participation Agreement”) providing that severance payments and benefits provided under the Severance Plan are in lieu of any other severance payments or benefits to which they would have been entitled from the Company. In 2022, Messrs. Hoechner, Mayampurath, Gouveia, Daigle and Knoll (collectively, the "covered NEOs") participated in the Severance Plan.
The Severance Plan will provide benefits to a covered NEO if that NEO (i) is involuntarily terminated by the Company for any reason other than for cause or (ii) terminates his employment with the Company for good reason (each referred to as a “Qualifying Termination”). Benefits under the Severance Plan include:
•For our CEO, a lump sum cash payment equal to the following: (A) the amount determined by multiplying the sum of his base salary and target annual bonus by two if the Qualifying Termination does not occur within two years after a change in control, and (B) the amount determined by multiplying the sum of his base salary and target annual bonus by 2.5 if the Qualifying Termination occurs within two years after a change in control;
•For covered NEOs other than our CEO, a lump sum cash payment equal to the following: (A) the covered NEO’s base salary if the Qualifying Termination does not occur within one year after a change in control (as defined in the Severance Plan) or if the Qualifying Termination occurs after the third anniversary of the covered NEO’s participation in the Severance Plan, (B) the sum of the covered NEO’s base salary and target annual bonus if the Qualifying Termination does not occur within one year after a change in control but occurs before the third anniversary of the covered NEO’s participation in the Severance Plan, or (C) the amount determined by multiplying the sum of the covered NEO’s base salary and target annual bonus by two if the Qualifying Termination occurs within one year after a change in control;
•Subsidized premium payments for continuation of medical and dental insurance coverage following the Qualifying Termination for (A) 12-months, or (B) 18 months, for our CEO or if the Qualifying Termination occurs within one year after a change in control;
•All reasonable outplacement services (with a value not to exceed $50,000) during (A) the 12-month period (24-month period for our CEO) immediately following the Qualifying Termination, or (B) if the Qualifying Termination occurs within one year after a change in control, the 24-month period (30-month period for our CEO, but not beyond the end of the second calendar year after the Qualifying Termination) immediately following the Qualifying Termination.
The Severance Plan also provides that the value of, and rights attendant to, each equity-based award held by a covered NEO will be preserved or the award will be cashed out in a manner consistent with the plan and award agreement under which the award is issued. Benefits under the Severance Plan are also conditioned upon the NEO’s execution of a general release and separation agreement and compliance with covenants regarding non-competition, non-solicitation, non-disparagement, and confidentiality.
Confidentiality and Non-Compete Agreements. The Company has entered into confidentiality and non-compete agreements with most of its salaried employees, including its NEOs. These agreements generally prohibit the NEOs from accepting employment with a competitor of the Company for two years following termination of employment. If an NEO terminates employment prior to a change in control and cannot obtain employment at a rate of compensation at least equal to the rate in effect upon terminating employment with Rogers during this period, the NEOs may become entitled to additional payment from the Company. This payment will equal the difference between the executive’s current compensation and his or her last regular rate of compensation with the Company, reduced by any retirement or severance income. In lieu of making payments on account of an employment termination prior to a change in control, the Company can waive its rights to enforce the non-compete agreement.

Post Termination Table
The following table was prepared as though each NEO terminated employment on December 31, 2022 using the closing share price of Rogers’ common stock of $119.34 as of December 30, 2022 (the last trading day of the fiscal year). The amounts under the column labeled “Termination by Rogers without Cause or by NEO for Good Reason on or after a Change in Control ("CIC") assume that a CIC occurred after December 31, 2022.

Summary of Separation Benefits	Termination by Rogers without Cause or by NEO for Good Reason absent a CIC		Termination by Rogers without Cause or by NEO for Good Reason on or after a CIC		Termination Due to Death or Disability		Termination Due to Retirement (9)
Bruce D. Hoechner
Cash Severance	$3,168,000	(1)	$3,960,000	(4)	$375,408	(7)	$375,408	(7)
Accelerated Vesting of Unvested Equity	$0		$4,095,351	(5)	$1,862,626	(8)	$1,862,626	(8)
Benefits Continuation	$32,737	(2)	$32,737	(6)	$0		$0
Retirement Benefits	$0		$0		$0		$0
Outplacement Services	$50,000	(3)	$50,000	(3)	$0		$0
Total Pre-Tax Payment	$3,250,737		$8,138,088		$2,238,034		$2,238,034
Ram Mayampurath
Cash Severance	$664,620	(1)	$1,329,240	(4)	$133,649	(7)	$0
Accelerated Vesting of Unvested Equity	$0		$1,862,778	(5)	$269,681	(8)	$0
Benefits Continuation	$24,123	(2)	$36,185	(6)	$0		$0
Retirement Benefits	$0		$0		$0		$0
Outplacement Services	$50,000	(3)	$50,000	(3)	$0		$0
Total Pre-Tax Payment	$738,743		$3,278,203		$403,330		$0
Robert C. Daigle
Cash Severance	$652,070	(1)	$1,304,140	(4)	$109,674	(7)	$109,674	(7)
Accelerated Vesting of Unvested Equity	$0		$712,460	(5)	$310,482	(8)	$310,482	(8)
Benefits Continuation	$17,987	(2)	$26,980	(6)	$0		$0
Retirement Benefits	$0		$0		$0		$0
Outplacement Services	$50,000	(3)	$50,000	(3)	$0		$0
Total Pre-Tax Payment	$720,057		$2,093,580		$420,156		$420,156
Jay B. Knoll
Cash Severance	$678,190	(1)	$1,356,380	(4)	$114,067	(7)	$0
Accelerated Vesting of Unvested Equity	$0		$770,141	(5)	$328,797	(8)	$0
Benefits Continuation	$21,150	(2)	$31,725	(6)	$0		$0
Retirement Benefits	$0		$0		$0		$0
Outplacement Services	$50,000	(3)	$50,000	(3)	$0		$0
Total Pre-Tax Payment	$749,340		$2,208,246		$442,864		$0
R. Colin Gouveia
Cash Severance	$678,063	(1)	$1,356,126	(4)	$114,046	(7)	$0
Accelerated Vesting of Unvested Equity	$0		$968,603	(5)	$399,701	(8)	$0
Benefits Continuation	$17,987	(2)	$26,980	(6)	$0		$0
Retirement Benefits	$0		$0		$0		$0
Outplacement Services	$50,000	(3)	$50,000	(3)	$0		$0
Total Pre-Tax Payment	$746,050		$2,401,709		$513,747		$0
(1)Represents cash severance pay equal to 1X the sum of the executive’s base salary plus target bonus (2X for Mr. Hoechner).
(2)Reflects Rogers’ cost to provide 12 months of continued medical, dental, and vision insurance (18 months for Mr. Hoechner).
(3)Represents the maximum value of outplacement services Rogers would provide.
(4)Represents cash severance pay equal to a multiple of the sum of the executive’s base salary plus target bonus (2.5X for Mr. Hoechner; 2x for Mr. Knoll and Mr. Daigle; and 1.5x for Mr. Mayampurath and Mr. Gouveia).
(5)Time-based RSUs granted under the Rogers Corporation 2019 Long-Term Equity Compensation Plan become fully vested upon a qualifying termination event occurring within one year of a Change in Control. Performance-based PSUs granted under the 2019 Long-Term Equity Compensation Plan vest at target upon a Change in Control. Note that 2020 performance-based PSUs are excluded as they were already earned/forfeited at the end of the performance period (December 31, 2022).
(6)Reflects Rogers’ cost to provide 18 months of continued medical, dental, and vision insurance.

(7)Reflects actual AICP award for 2022.
(8)Represents (i) vesting of the pro-rata portion of the performance-based PSUs (based on achievement and number of days employed during the performance period as of December 31, 2022; reflects 100% for Mr. Hoechner’s FY21 PSUs) and (ii) vesting of the pro-rata portion of the time-based RSUs based on employment during the vesting period (reflects 100% acceleration for Mr. Hoechner’s FY21 RSUs).
(9)Only Mr. Hoechner and Mr. Daigle are eligible for retirement benefits as of December 31, 2022.

Executive Compensation

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company by our NEOs during the year ended December 31, 2022 and, to the extent required by SEC disclosure rules, December 31, 2021, and 2020.
Fiscal Year 2022 Summary Compensation Table

Name and Principal Position	Years Covered	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Bruce D. Hoechner	2022	$784,685	$—	$3,324,335	$371,941	$—	$64,440	$4,545,401
President and Chief	2021	$749,737	$—	$4,028,787	$965,068	$—	$48,846	$5,792,438
Executive Officer	2020	$752,784	$—	$3,101,717	$309,124	$—	$24,537	$4,188,162

Ram Mayampurath	2022	$398,415	$500,000(6)	$2,029,050	$132,194	$—	$74,099	$3,133,758
Sr VP Finance, Chief	2021	$334,297	$—	$713,798	$320,033	$—	$21,171	$1,389,299
Financial Officer and Treasurer

Robert C. Daigle	2022	$417,955	$—	$608,143	$108,961	$420	$58,999	$1,194,478
Sr VP and Chief	2021	$404,558	$—	$765,490	$282,023	$38,564	$4,132	$1,494,767
Technology Officer	2020	$409,137	$—	$598,378	$119,961	$54,476	$45,086	$1,227,038

Jay Knoll	2022	$432,779	$—	$700,865	$105,885	$—	$64,551	$1,304,080
Sr VP Corp Development,	2021	$409,357	$—	$804,413	$295,001	$—	$308	$1,509,079
General Counsel & Secretary	2020	$410,192	$—	$593,328	$126,227	$—	$34,513	$1,164,260

R. Colin Gouveia	2022	$432,698	$—	$875,399	$112,804	$—	$50,150	$1,471,051
Sr VP and General Manager	2021	$409,646	$—	$1,072,551	$328,021	$—	$41,271	$1,851,489
Elastomeric Material Solutions	2020	$410,513	$—	$585,754	$125,000	$—	$107,020	$1,228,287
(1)Employees are paid on a bi-weekly schedule. Amounts in this column represent 26 pay periods in 2022.
(2)Reflects the aggregate grant date fair value of the PSUs and RSUs granted during each listed year, as computed in accordance with Financial Accounting Standards Board - Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of the PSUs is based on the probable outcome (as of the grant date) of the performance conditions applicable to those grants. For this purpose, the probable outcome was considered to be the compensation cost over the performance period that would have resulted if the Company achieved target performance during the performance period. The grant date fair value of the RSUs reported above is based on the closing price per share of Rogers’ capital stock on the grant date. No PSUs were granted to the NEOs in 2022.
(3)For 2022, the amounts reflect the actual cash bonus received under the AICP.
(4)Reflects the aggregate change in the actuarial present value of Mr. Daigle’s accumulated benefit under the Pension Restoration Plan for each listed year. Information regarding the calculation of these amounts can be found in the “Pension Benefits at End of Fiscal Year 2022 Table” and “Non-Qualified Deferred Compensation at End of Fiscal Year 2022 Table” in this proxy.
(5)With respect to 2022, reflects the total amount of All Other Compensation reported in the “All Other Compensation for Fiscal Year 2022 Table” in this proxy.
(6)Reflects the value of a one-time cash award to Mr. Mayampurath, which Mr. Mayampurath must repay to the Company if he voluntarily resigns or if the Company terminates his employment for cause (as defined in the LTIP) before December 8, 2023.

All Other Compensation for Fiscal Year 2022 Table
The following table sets forth aggregate amounts of all other compensation earned by the NEOs or accrued by the Company for the year ended December 31, 2022 on behalf of the NEOs. Rogers does not provide any additional perquisites to its NEOs other than what is reported in the table below. The total amount reflected below is set forth in the “All Other Compensation” column of the “Fiscal Year 2022 Summary Compensation Table” above.

Name	401(k) Match	Executive Physical	Life Insurance Premiums	Deferred Compensation Company Match	All Other Compensation Total
Bruce D. Hoechner	$31,483	$885	$3,120	$28,952	$64,440
Ram Mayampurath	$39,008	$0	$3,120	$31,971	$74,099
Robert C. Daigle	$45,430	$0	$3,120	$10,449	$58,999
Jay B. Knoll	$39,848	$7,388	$3,120	$14,195	$64,551
R. Colin Gouveia	$38,829	$0	$3,120	$8,201	$50,150

Grants of Plan-Based Awards for Fiscal Year 2022. The following table shows all plan-based awards granted to the NEOs during fiscal year 2022. The awards under the AICP are cash awards, and the RSUs are non-cash awards (i.e., equity awards). The equity awards identified in the table below are also reported in the “Outstanding Equity Awards at End of Fiscal Year 2022 Table” and the “Fiscal Year 2022 Summary Compensation Table” in this proxy.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (Expressed in Dollars)			All other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock Awards(3)
		Threshold(1)	Target	Maximum
Bruce D. Hoechner			$792,000	$1,584,000
	2/14/2022				12,190	$3,324,335
Ram Mayampurath			$281,960	$563,920
	2/14/2022				3,250	$886,308
	12/8/2022				9,530	$1,142,742
Robert C. Daigle			$231,380	$462,759
	2/14/2022				2,230	$608,143
Jay B. Knoll			$240,648	$481,296
	2/14/2022				2,570	$700,865
R. Colin Gouveia			$240,603	$481,206
	2/14/2022				3,210	$875,399
(1)There is no minimum threshold.
(2)The amounts in this column represent RSUs granted under the LTIP to the NEOs, which are generally subject to three-year ratable vesting and require our executives to remain continuously employed by the Company through the applicable vesting dates, except as otherwise required by the terms of the underlying award agreements.
(3)The amounts in this column are valued based on the aggregate grant date fair value computed in accordance with ASC 718. The Committee converts each NEO’s target long-term incentive award value into a number of target shares using the average closing price per share of Rogers’ capital stock for the 30 trading days prior to the grant date. The share price used in 2022 for LTIP awards was $272.936, based on the average closing price per share of Rogers’ capital stock for the 30 trading days prior to the February 14, 2022 grant date. As previously disclosed, Mr. Mayampurath was awarded a one-time grant of RSUs on December 8, 2022. The share price used for this grant was $129.44, the average closing price per share of Rogers’ capital stock for the 30 trading days prior to that grant date.

Outstanding Equity Awards at End of Fiscal Year 2022
The following table contains information regarding outstanding equity awards held by the NEOs as of December 31, 2022. RSUs are reported in the first two columns of the table. PSUs are reported under the subheading “Equity Incentive Plan.”

				Equity Incentive Plan
	Grant Date	Number of Shares of Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Bruce D. Hoechner	2/12/2020	3,277	$391,077
	2/10/2021(4)	4,793	$571,997
	2/14/2022	12,190	$1,454,755
	2/12/2020			14,740	$1,759,072
	2/10/2021(4)			10,780	$1,286,485
Ram Mayampurath	2/12/2020	140	$16,708
	2/10/2021	306	$36,518
	5/1/2021	593	$70,769
	2/14/2022	3,250	$387,855
	12/8/2022	9,530	$1,137,310
	2/12/2020			420	$50,123
	2/10/2021			460	$54,896
	5/1/2021			1,330	$158,722
Robert C. Daigle	2/12/2020	790	$94,279
	2/10/2021	1,180	$140,821
	2/14/2022	2,230	$266,128
	2/12/2020			2,370	$282,836
	2/10/2021			1,770	$211,232

Jay B. Knoll	2/12/2020	783	$93,443
	2/10/2021	1,240	$147,982
	2/14/2022	2,570	$306,704
	2/12/2020			2,350	$280,449
	2/10/2021			1,860	$221,972
R. Colin Gouveia	2/12/2020	773	$92,250
	2/10/2021	1,653	$197,269
	2/14/2022	3,210	$383,081
	2/12/2020			2,320	$276,869
	2/10/2021			2,480	$295,963
(1)Represents 2020, 2021, and 2022 RSUs that generally vest in equal one-third increments on each of the first three anniversaries of the grant date, provided that the executive is still employed by the Company. For the 2020, 2021 and 2022 awards, accelerated pro-rata vesting applies in case of death, disability or termination of employment after attaining at least 60 years of age and completing five years of service and in certain cases, in connection with a change in control. See the discussion under “Potential Payments on Termination or Change in Control” in this proxy.
(2)Calculation based on the closing price of the Company’s capital stock of $119.34 per share on December 30, 2022.
(3)Represents 2020 and 2021 PSUs outstanding as of December 31, 2022. The disclosed amounts for both the RSU and PSU awards reflect the targeted payout (100%). Except as described above in connection with a change in control, payment of shares earned based on performance generally requires that the executive remain employed on the last day of the fiscal year in the relevant performance period.
(4)Mr. Hoechner’s 2021 RSU grant and PSU grant vest in their entirety upon his retirement. However, the vesting of the PSUs remains dependent on the achievement of the underlying performance conditions.

Stock Vested for Fiscal Year 2022 Table
The following table sets forth RSUs for all NEOs that vested during 2022. TSR performance exceeded the performance threshold with a relative ranking of 31.5% which yielded a payout percentage of 26% for the 2020-2022 performance period.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized Upon Vesting
Bruce D. Hoechner	32,731	$8,928,004
Ram Mayampurath	1,781	$485,166
Robert C. Daigle	6,376	$1,738,987
Jay B. Knoll	5,970	$1,628,239
R. Colin Gouveia	4,404	$1,197,696
Pension Benefits at End of Fiscal Year 2022 Table
The table below sets forth information regarding the present value as of December 31, 2022 of the accumulated pension benefits of the NEOs. The present values were determined using assumptions consistent with those outlined in Note 11 to the Financial Statements of the 2022 Form 10-K. Mr. Daigle is the only NEO eligible to participate in this plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During the Last Fiscal Year
Bruce D. Hoechner(1)	Rogers Corporation Pension Restoration Plan	—	—	—
Ram Mayampurath(1)	Rogers Corporation Pension Restoration Plan	—	—	—
Robert C. Daigle	Rogers Corporation Pension Restoration Plan	25	$278,162	—
Jay Knoll(1)	Rogers Corporation Pension Restoration Plan	—	—	—
R. Colin Gouveia(1)	Rogers Corporation Pension Restoration Plan	—	—	—
(1)Salaried employees hired after December 31, 2007 are ineligible to participate in Rogers Corporation’s Pension Restoration Plan.
Rogers previously maintained the Rogers Corporation Defined Benefit Pension Plan, a tax-qualified defined benefit pension plan and currently maintains a non-qualified unfunded pension plan (the "Pension Restoration Plan"). Benefit accrual under both plans ceased as of June 30, 2013.
Pension Restoration Plan
Benefits under the Pension Restoration Plan are only payable in a lump sum. The lump sum amount is calculated using mortality tables applicable to tax qualified plans under IRS rules and an interest rate equal to the average of the annual interest rates on 10-year U.S. Treasury notes over the five years (as reported on September 1) prior to the year of employment termination plus 20 basis points. In general, the benefit under the Pension Restoration Plan is paid six months and one day following the termination of employment.
Fiscal Year 2022 Nonqualified Deferred Compensation
This table provides information about the Voluntary Deferred Compensation Plan for Key Employees (the “Plan”) maintained for the benefit of our NEOs. An NEO may only earn nonqualified deferred compensation by electing to defer receipt of compensation that would otherwise be payable to him or her in cash. The amounts shown in the column “Executive Contributions” reflect deferrals of NEO compensation received in 2022, including in some cases the 2021 AICP award which was payable in 2022. If the NEOs had not chosen to defer this compensation, we would have paid these amounts to the NEOs in cash in 2022.

Name	Executive Contributions in the Last Fiscal Year(1)	Registrant Contributions in the Last Fiscal Year(2)	Aggregate Earnings in the Last Fiscal Year(3)	Aggregate Withdrawals Distribution	Aggregate Balance at Last Fiscal Year End
Bruce D. Hoechner	$57,904	$28,952	-$115,948	$0	$1,230,981
Ram Mayampurath	$410,017	$31,971	-$5,061	$0	$436,926
Robert C. Daigle	$20,898	$10,449	-$58,032	$0	$2,077,036
Jay B. Knoll	$28,390	$14,195	-$52,933	$0	$300,245
R. Colin Gouveia	$16,401	$8,201	-$3,429	$0	$122,067
(1)Deferred earnings are included in the “Salary” (Messrs. Daigle and Knoll) and “Non-Equity Incentive Plan Compensation” (Messrs. Hoechner, Gouveia, and Mayampurath) columns of the "Fiscal Year 2022 Summary Compensation Table" in this proxy.

(2)Reflects 2022 matching credit on executive contributions; included in the “Deferred Compensation Company Match” column in the "All Other Compensation for Fiscal Year 2022 Table" in this proxy.
(3)Reflects interest and investment returns on balances in 2022.
The Plan allows participants to elect to defer up to 100% of their annual bonus and 50% of their base salary. The Plan allows for the participant to make investment elections similar to the qualified 401(k) plan. The participants’ balances and any earnings thereon will be reflected on the Company’s books as general unsecured obligations of the Company. All payments under the Plan will come from the general assets of the Company. The Company has placed assets to pay plan benefits in a Rabbi Trust to protect the assets in the event of a change in control in the ownership or management of the Company. Once a change in control occurs, the assets may only be used to pay the promised benefit to participants, except in the event of the Company’s bankruptcy or insolvency. In the event of such an occurrence, Rabbi Trust assets are treated like all other corporate assets and are subject to the claims of all general creditors of the Company. Participants will be considered a general creditor and will have no greater rights to their balance than other general creditors.
A Company match is credited on all salary and bonus deferrals but with the amount of the match being equal to the rate of the 401(k) Company match (which is currently 100% of the first 1% and 50% of the next 5% of eligible compensation). The Company match on deferrals is made in cash. Each participant has a fully vested interest in the Company match.
Payment(s) of deferred amounts with respect to the deferrals made for a specific year will commence on April 15th of the year following the passage of the number of years specified by the individual in the deferral election for that year, or 30 days after the participant ceases to be an employee. Payment elections are made at the time of the deferral election. Payments are made in a lump sum or installments over a period of not more than 10 years. Any requested changes in the timing of the payments by participants must result in the extension of the existing payment date by at least an additional five years. Accelerated payment may occur upon a change in control or a bona fide unforeseen financial hardship. Payments made upon a participant’s separation from service may be delayed six months, if necessary, to avoid penalties under Internal Revenue Code Section 409A. To the extent permitted under Internal Revenue Code Section 409A, certain amounts in a participant’s deferred compensation account, such as amounts deferred and vested prior to January 1, 2005, are not subject to Section 409A.
CEO Pay Ratio.
In August 2015, pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the principal executive officer (the “Pay Ratio”). The Pay Ratio, as set forth below, is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
In 2020, we identified our median employee as a manufacturing employee located in Bear, Delaware, U.S. Because there has not been a meaningful change to our employee population or a change in employee compensation that the Company believes would result in a significant modification to the pay ratio disclosure, we are using this median employee for the calculation of our 2022 pay ratio. We combined all of the elements of such median employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $45,666 for the median employee.
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our "Fiscal Year 2022 Summary Compensation Table" in this proxy statement.

Median Employee annual total compensation (excluding the CEO)	$45,666
CEO annual total compensation	$4,752,000
Ratio of CEO to Median Employee compensation	104.1 to 1.0

Pay versus Performance
The following table sets forth information regarding the Company’s performance and the “compensation actually paid” to our NEOs, as calculated in accordance with the SEC disclosure rules:

					Value of Initial Fixed $100 Investment Based on: (4)
Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for non-PEO NEOs(2)	Average Compensation Actually Paid to non-PEO NEOs(3)	Total Shareholder Return	Peer Group Total Shareholder Return(5)	Net Income ($M)	Net Sales ($M)(6)
2022	$4,545,401	($8,743,936)	$1,775,842	($635,938)	$95.68	$116.57	$116.6	$971.6
2021	$5,792,438	$18,065,163	$1,404,691	$2,305,335	$218.87	$133.10	$108.1	$932.9
2020	$4,188,162	$5,610,130	$1,325,109	$1,518,722	$124.50	$112.00	$50.0	$802.6
(1)Bruce Hoechner served as the Company’s Principal Executive Officer for the entirety of 2020, 2021 and 2022, and the Company’s other NEOs for the applicable years are as follows:
•2022: Ramakumar Mayampurath, Robert C. Daigle, Jay B. Knoll, and R. Colin Gouveia
•2021: Ramakumar Mayampurath, R. Colin Gouveia, Jonathan J. Rowntree, Peter B. Williams, and Michael M. Ludwig
•2020: Michael M. Ludwig, Robert C. Daigle, Jay B. Knoll, and R. Colin Gouveia
(2)Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Hoechner and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs for the applicable year other than the principal executive officers for such years.
(3)To calculate compensation actually paid (“CAP”), adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Hoechner and for the average of the other NEOs is set forth following the footnotes to this table.
(4)Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)The TSR Peer Group consists of a specified group of peer companies selected by the Compensation & Organization Committee (as used in this section, the “Committee”) from within Standard and Poor’s Small Cap 600 Information Technology index.
(6)For 2022, the Committee determined that Net Sales continues to be viewed as a core driver of the Company’s performance and shareholder value creation, as reflected by its use as a performance measure under the AICP.

CAP Adjustments
YEAR	Summary Compensation Table Total ($)(a)	(Minus) Change in Accumulated Benefits Under Defined Benefit and Actuarial Pension Plans ($)(b)	Plus Service Costs Under Defined Benefit and Actuarial Pension Plans ($)(c)	(Minus) Grant Date Fair Value of Stock Awards Granted in Fiscal Year ($)(d)	Plus Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards Granted in Fiscal Year ($)(e)	Plus/(Minus) Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years ($)(f)	Plus Fair Value at Vesting of Stock Awards Granted in Fiscal Year that Vested during Fiscal Year ($)(g)	Plus/(Minus) Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year ($)(h)	(Minus) Fair Value as of Prior Fiscal Year End of Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($)(i)	Equals Compensation Actually Paid ($)
Bruce D. Hoechner
2022	4,545,401	—	—	(3,324,335)	1,454,755	(11,412,337)	—	(7,420)	—	(8,743,936)
2021	5,792,438	—	—	(4,028,787)	6,965,221	9,160,074	—	176,217	—	18,065,163
2020	4,188,162	—	—	(3,101,717)	4,727,587	107,996	—	(311,898)	—	5,610,130
Other NEOs (Average)(j)
2022	1,775,842	(420)	—	(1,053,364)	543,594	(1,545,556)	—	(2,186)	(353,848)	(635,938)
2021	1,404,691	(38,564)	—	(779,370)	1,590,115	698,916	—	27,046	(597,499)	2,305,335
2020	1,325,109	(54,476)	—	(707,260)	1,056,271	114,567	—	(215,489)	—	1,518,722
(a)Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other NEOs, amounts shown represent averages.
(b)Represents the aggregate change in the actuarial present value of the applicable NEO’s accumulated benefit under all defined benefit and actuarial pension plans reported in the Summary Compensation Table for the indicated fiscal year.
(c)Represents the sum of the actuarial present value of the applicable NEO’s benefit under all defined benefit and actuarial pension plans attributable to services rendered during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(d)Represents the grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(e)Represents the fair value as of the indicated fiscal year end of the outstanding and unvested stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(f)Represents the change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by the applicable NEO as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(g)Represents the fair value at vesting of the stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(h)Represents the change in fair value, measured from the prior fiscal year end to the vesting date, of each stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(i)Represents the fair value as of the last day of the prior fiscal year of the stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(j)See footnote 1 above for the NEOs included in the average for each year.
Relationship Between Pay and Performance
“Compensation actually paid” (“CAP”), as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on vesting or year-end stock prices, various accounting valuation assumptions, and projected performance modifiers but does not reflect actual amounts paid out for those awards. CAP generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals. For a discussion of how our Compensation Committee assessed “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives, as well as stockholder value creation each year, see “Compensation Discussion and Analysis” in this proxy statement, in our annual report on Form 10-K filed on February 22, 2022, and in our proxy statement filed on March 26, 2021.
Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

PEO AND AVERAGE NEO COMPENSATION ACTUALLY PAID
VERSUS ROGERS CORPORATION TSR

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our net income during the three most recently completed fiscal years.

PEO AND AVERAGE NEO COMPENSATION ACTUALLY PAID
VERSUS ROGERS CORPORATION NET INCOME
Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Sales
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our net sales during the three most recently completed fiscal years.

PEO AND AVERAGE NEO COMPENSATION ACTUALLY PAID
VERSUS ROGERS CORPORATION NET SALES

Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the S&P 500 Chemicals Index over the same period.

COMPARISON OF CUMULATIVE TSR OF ROGERS CORPORATION AND S&P SMALL CAP 600 ELECTRONIC
EQUIPMENT, INSTRUMENTS & COMPONENTS INDEX (FYE 2019 = $100)

Rogers TSR vs. Peer Group TSR
Rogers Total Shareholder Return
Peer Group Total Shareholder Return
2020
2021
2022
$250
$230
$210
$190
$170
$150
$130
$110
$90
$70
$50
Value of Initial $100 Investment (TSR)
$125
$112
$219
$133
$117
$96

Tabular List of Performance Measures
Below is a list of performance measures that, in the Company’s assessment, represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2022. For additional information regarding recent changes to the Company’s incentive compensation program for 2023, please see the disclosure above under the caption “2023 AICP Program.”
◦Net Sales
◦Operating Income
◦Relative TSR

Director Compensation

Directors who are employees of Rogers receive no additional compensation for their services as directors. Accordingly, Mr. Hoechner received no compensation for his service on the Board during 2022. The Compensation & Organization Committee periodically reviews the Company’s non-management director compensation program, with the assistance of its compensation consultant and makes recommendations to the Board regarding the same.
The table below shows the total compensation earned by our non-management directors during 2022. Each component of director compensation is summarized following the table.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total
Keith L. Barnes	$84,000	$163,272	$247,272
Megan Faust	$79,000	$163,272	$242,272
Carol R. Jensen	$78,000	$163,272	$241,272
Keith R. Larson	$78,000	$163,272	$241,272
Ganesh Moorthy	$84,000	$163,272	$247,272
Jeffrey J. Owens	$79,000	$163,272	$242,272
Helene Simonet	$90,000	$163,272	$253,272
Peter C. Wallace	$134,000	$163,272	$297,272
(1)Armand F. Lauzon, Jr. and Anne K. Roby were appointed to the Board in February 2023 and, therefore, did not receive any compensation during 2022.
(2)Represents annual retainer for board and committee service, which is paid in cash. Directors may elect to defer their retainers pursuant to a non-qualified deferred compensation plan. Fees for the December meeting were paid in January 2022.
(3)The fair value of Deferred Stock Unit Awards is the same as the compensation cost reported in Rogers’ financial statements. All Deferred Stock Units awarded to directors are fully vested as of the award date. On May 4, 2022, each non-management director received a Deferred Stock Unit Award of units representing 600 shares of our capital stock. The number of shares of capital stock underlying the Deferred Stock Unit was calculated in accordance with ASC 718. As of December 31, 2022, each non-management director held 600 Deferred Stock Units.
Annual Retainer. Non-management directors earned an annual retainer of $65,000, together with additional retainers as follows:

Position	Board/Committee Chair Retainer	Committee Member Retainer
Board Chair	$60,000	—
Audit Committee	$20,000	$9,000
Compensation & Organization Committee	$15,000	$5,000
Nominating, Governance & Sustainability	$10,000	$4,000
The retainers are paid quarterly in advance and are prorated for non-management directors who serve for only a portion of the year.
Deferred Stock Unit Awards. Deferred Stock Unit Awards were granted to non-management directors as set forth in the table above. These awards were fully vested on the grant date. The stock subject to these awards is scheduled to be issued on the 13-month anniversary of the grant date unless the director elects to defer the receipt of these shares.
Perquisites and Reimbursable Expenses. Rogers does not provide its non-management directors with any perquisites. Rogers reimburses its directors for expenses associated with attending any board or committee meetings and attending certain other meetings in their capacity as board or committee members. The Board established a Directors’ Education and Training Allowance Policy to provide reimbursement of up to $10,000 during any two-year period to each non-management director for the reasonable costs to attend education and training programs, as well as membership fees in relevant professional organizations, in all such cases reflective of the director’s duties to the Board, the director’s background and experience, and developments relevant to corporate governance and to the Company’s operations.
Director Stock Ownership Guidelines. The Company’s Corporate Governance Guidelines provide that a non-management director’s ownership of Company stock should be equal to at least five times the director’s base annual retainer by the fifth anniversary of the first annual meeting of shareholders after such person becomes a non-management director. As of the record date, all directors held shares exceeding these ownership guidelines. Management directors are subject to the stock ownership guidelines applicable to executive officers.

Security Ownership of Certain Beneficial Owners and Management

This table provides information about the beneficial ownership of Rogers’ capital stock as of the record date, by each person known to Rogers to own more than 5% of its outstanding capital stock as of March 3, 2023, based upon filings by each such person with the SEC on Schedule 13G (including amendments) under the Exchange Act, the current members of the Board, the NEOs listed in “Named Executive Officers for Fiscal Year 2022” in this proxy, and by all current directors, director nominees, and executive officers as a group. Unless otherwise noted, the persons listed below have sole voting and investment power with respect to the shares reported.

Name and address of beneficial owner Principal Shareholders	Amount and nature of beneficial ownership(1)	Percent of Class(2)
BlackRock, Inc.(3) 55 East 52nd Street, New York, NY 10055	3,174,145	17.1%
The Vanguard Group(4) 100 Vanguard Boulevard, Malvern, PA 19355	2,177,866	11.7%
Norges Bank(5) Bankplassen 2, P.O. Box 1179 Sentrum, NO 0107 Oslo, Norway	1,743,942	9.4%
Starboard Value LP 777 Third Avenue, 18th Floor, New York, NY 10019	1,222,000	6.6%

Current Directors and Nominees
Keith L. Barnes	1,820.000	*
Larry L. Berger	—
Megan Faust	1,900.000	*
R. Colin Gouveia	19,504.000	*
Bruce D. Hoechner(6)	122,448.953	*
Carol R. Jensen(7)	12,538.000	*
Keith Larson	1,900.000	*
Armand F. Lauzon, Jr.	1,000.000	*
Ganesh Moorthy(7)	11,300.000	*
Jeffrey J. Owens	6,850.000	*
Anne K. Roby	—
Helene Simonet	10,500.000	*
Peter C. Wallace	13,047.000	*

Non-Director Named Executive Officers
Ram Mayampurath	18,435.000	*
Robert C. Daigle	11,341.115	*
Jay B. Knoll(8)	13,247.000	*
All directors, nominees, and executive officers (18 persons)	252,019.068	*
*None of our executive officers or directors owned more than 1.0% of our outstanding capital stock as of the record date.
(1)Represents the total number of currently owned shares and shares acquirable within 60 days of the record date.
(2)Represents the percent ownership of total outstanding shares of capital stock, based on 18,606,748 shares of capital stock outstanding as of the record date, and on an individual or group basis those shares acquirable by the respective directors and executive officers within 60 days of the record date.
(3)Blackrock, Inc., a parent holding company, reported it has sole voting power with respect to 3,149,218 of the shares listed above and sole dispositive power with respect to all of the shares listed above.
(4)The Vanguard Group, a registered investment adviser, reported it has sole voting power with respect to none of the shares listed above, shared voting power with respect to 36,290 of the shares listed above, sole dispositive power with respect to 2,123,304 of the shares listed above, and shared dispositive power with respect to 54,562 of the shares listed above.
(5)Norges Bank reported it has sole voting power and sole dispositive power with respect to 1,656,324 of the shares listed above.
(6)Mr. Hoechner owns 113,271.953 shares as to which investment and voting power is shared with his spouse. Mr. Hoechner’s total ownership includes 9,177 shares held by a Grantor Retained Annuity Trust for which he serves as trustee.
(7)Ms. Jensen and Mr. Moorthy hold all their shares in trusts in which investment and voting power is shared with their respective spouses.
(8)Mr. Knoll departed the Company effective as of December 31, 2022. This is the last information the Company has on Mr. Knoll’s holdings.

Related Party Transactions

Since January 1, 2022, neither Rogers nor any of its subsidiaries has been a participant in any transaction in which any of its executive officers, directors, more than 5% shareholders, or any immediate family member of the foregoing (with any one of these being a “Related Party”) has a material interest.
Policies and Procedures for Approving Related Party Transactions. Rogers’ Code of Business Ethics, which sets forth standards applicable to all directors, officers and employees of Rogers (the “Code”), prohibits the giving or accepting of personal benefits that could result in a conflict of interest. Any waiver of the Code for a director or an officer may only be granted by the Nominating, Governance & Sustainability Committee of the Board (as used in this section, the “Committee”). Any waiver of the Code that is granted to a director or an officer or amendment of the Code will be posted on Rogers’ website, located at http://www.rogerscorp.com, or otherwise publicly disclosed, as required by applicable law or NYSE rules and regulations. Waivers for other employees must be approved by certain members of senior management.
In addition, to supplement the Code, the Board has adopted a Related Party Transactions Policy. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) the amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) Rogers was, is or will be a participant (even if not necessarily a party); and (iii) a Related Party has or will have a direct or indirect interest (other than solely being a director or less than 10 percent beneficial owner of another entity) (with such transactions being “Interested Transactions”).
The Committee reviews the material facts relating to all Interested Transactions and either approves or disapproves of the Company’s entry into the Interested Transaction, subject to certain exceptions. If advance Committee approval of an Interested Transaction is not feasible, then at the Committee’s next meeting, the Interested Transaction will be considered and, if the Committee determines it to be appropriate, ratified (or if not ratified, the Committee will determine if the Interested Transaction should be terminated). In determining whether to approve or ratify an Interested Transaction, the Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third-party under the same or similar circumstances, whether the Interested Transaction is material to the Company, the role the Related Party has played in arranging the Interested Transaction, and the extent of the Related Party’s interest in the Interested Transaction.

Annual Meeting Information

What is the “Notice Regarding the Availability of Proxy Materials” (the “Notice”) and why did I receive it but no proxy materials by mail or email?
Unless you have requested that we provide a copy of our proxy materials (including our 2022 annual report) to you by mail or email, we are providing only the Notice to you by mail or email. The Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received the Notice by mail or email and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. This proxy statement is dated March 24, 2023 and distribution of the Notice to shareholders is scheduled to begin on or about March 24, 2023. We have adopted this procedure pursuant to rules adopted by the SEC in order to conserve natural resources and reduce our costs of printing and distributing the proxy materials, while providing a convenient method for shareholders to access the materials and vote.
What is the purpose of the Annual Meeting of Shareholders?
1.To elect nine members of the Board of Directors for the ensuing year: Keith L. Barnes, Larry L. Berger, Megan Faust, R. Colin Gouveia, Armand F. Lauzon, Jr., Ganesh Moorthy, Jeffrey J. Owens, Anne K. Roby, and Peter C. Wallace. (See pages 8-9 for additional information.)
2.To ratify the appointment of PwC as the independent registered public accounting firm of Rogers Corporation for the fiscal year ending December 31, 2023. (See page 14-15 for additional information.)
3.To vote on a non-binding advisory resolution to approve the 2022 compensation of the NEOs of Rogers Corporation. (See page 16 for additional information.)
4.To vote on a non-binding advisory resolution on the frequency of future non-binding advisory resolutions on the compensation paid to the NEOs of Rogers Corporation. (See page 17 for additional information.)
5.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting.
Who can vote at the Annual Meeting of Shareholders?
If you are a shareholder of record as of the close of business on the record date, you are entitled to vote at the meeting and any adjournment or postponement thereof. As of that date, 18,606,748 shares of Rogers’ capital stock (also referred to as common stock), $1 par value per share, were outstanding. You are entitled to one vote for each share owned as of the close of business on the record date.
How do I get admitted to the Annual Meeting of Shareholders?
Attendance at the meeting will be limited to the following:
•Shareholders that hold shares of our capital stock in their own name (as “shareholders of record”) as of the record date;
•Shareholders that beneficially own shares of our capital stock through a bank, brokerage firm, dealer or other similar organization as nominee (in “street name”) as of the record date;
•The Company’s independent auditors; and
•Director nominees and members of Company management who will facilitate the meeting.
All shareholders as of the Record Date and properly appointed proxy holders may attend the 2023 Annual Meeting of shareholders (the “annual Meeting”) over the Internet at www.virtualshareholdermeeting.com/ROG2023 or in person at Rogers’ Global Headquarters at 2225 W. Chandler Blvd., Chandler, Arizona 85224. Shareholders who plan to attend virtually must have access to the control number we have provided to you to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://materials.proxyvote.com/775133. Shareholders of record will be verified against an official list available electronically at the Annual Meeting. Rogers reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date (or demonstrate that the person holds a valid proxy from a shareholder as of the Record Date).
You will need an admission ticket or proof of ownership to attend and enter the meeting in person. An admission ticket is attached to your proxy card if you are a shareholder of record. If your shares are held in street name, you must present proof of your ownership of our capital stock, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you hold your shares in street name and plan to vote in person at the meeting, you will also need to bring a legal proxy from your nominee and present it to the inspector of elections with your ballot.
All shareholders attending the Annual Meeting in person also must present a form of photo identification, such as a driver’s license, in order to be admitted to the meeting.

How do I vote shares held under my name?
If you are a shareholder of record, you may instruct the Company on how to vote your shares by:
•using the Internet voting site listed on the proxy card or Notice;
•using the toll-free telephone number listed on the proxy card; or
•marking, signing, dating and returning the proxy card by mail.
You may also attend the meeting virtually or in person and vote your shares during the meeting.
How do I vote shares not held under my name?
If your shares are held in street name by a nominee, the Notice or proxy materials, as applicable, are being forwarded to you by that organization, and you should follow the instructions for voting as set forth on that organization’s voting instruction card. Shares held in employees’ or former employees’ 401(k) plans may be voted in a similar manner.
Under the rules and practices of the NYSE, if you hold shares through a nominee, your nominee is permitted to vote your shares on certain “routine” matters in its discretion even if the nominee does not receive instructions from you. The proposal to ratify the appointment of PwC is considered a “routine” matter, and your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal. The proposals to elect directors and to approve, on an advisory basis, the compensation of our NEOs, and to approve, on an advisory basis, the frequency of future non-binding advisory resolutions on the compensation paid to our NEOs, are “non-routine” matters. The absence of voting instructions from you to your nominee on these “non-routine” matters will result in a “broker non-vote” because the nominee does not have discretionary voting power for those proposals. “Broker non-votes” and “withhold” votes do not constitute votes properly cast favoring or opposing proposals on “non-routine" matters.
How do I vote shares that I hold through the Company’s Global Stock Purchase Plan (“GSPP”)?
Shares owned by employees or former employees as a result of participation in the GSPP may, to the extent such shares are held in the name of the employee or former employee, be voted as set forth in “How do I vote shares held under my name?”. Shares purchased under the GSPP but held in street name by a nominee must be voted in accordance with the instructions for voting in “How do I vote shares not held under my name?”.
How many holders of the Company’s outstanding shares must be present to hold the Annual Meeting of Shareholders?
In order to conduct business at the meeting, it is necessary to have a quorum. The presence, in person or by proxy, including virtually, of the holders of a majority of the shares of capital stock entitled to vote on a matter at the meeting constitutes a quorum with respect to that matter. “Broker non-votes” and abstentions will be considered present for the purpose of establishing a quorum.
How will my shares be voted if I complete and return my proxy card?
Whichever method you use to transmit your instructions, your shares of Rogers’ capital stock will be voted as you direct. If you sign and return the enclosed proxy card or otherwise designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, your shares will be voted:
•FOR the election of the nominees for director;
•FOR the ratification of the appointment of PwC as the Company’s independent accounting firm for 2023;
•FOR the advisory vote to approve the 2022 compensation of our NEOs;
•FOR the advisory vote to approve frequency of the advisory vote to approve the compensation of our NEOs; and
•In accordance with the judgment of the persons voting the proxy on any other matter properly brought before the meeting, if any such matters are properly raised at the meeting.
If I execute a proxy, may I still attend the Annual Meeting of Shareholders, either virtually or in person, to vote or choose to change or revoke my vote?
Execution of a proxy will not in any way affect your right to attend the meeting, either virtually or in person, and to vote.
Any shareholder submitting a proxy has the right to revoke it any time before it is exercised by filing a written revocation with the Corporate Secretary of Rogers, by executing a proxy with a later date, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted) or by attending and voting at the meeting.
Who counts the votes?
Votes at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company.

Who is soliciting my vote?
This proxy solicitation is being made by the Board of Rogers. Rogers will pay the cost of soliciting proxies, including preparing, assembling and mailing the Notice Regarding the Availability of Proxy Materials, proxy statement, proxy card and other proxy materials, except for some costs associated with individual shareholders’ use of the Internet or telephone.
In addition to solicitations by mail, officers and employees of Rogers may solicit proxies personally and by telephone, facsimile or other means, for which they will receive no additional compensation. Rogers will also request banks, brokers and other nominees holding shares for a beneficial owner to forward proxies and proxy soliciting materials to the beneficial owners of its capital stock held of record by such persons. Rogers will, upon request, reimburse brokers and other persons for their related reasonable expenses. In addition, Rogers has retained Innisfree M&A Incorporated to assist it in the solicitation of proxies at a cost of approximately $30,000. The Company will also reimburse Innisfree for reasonable out-of-pocket expenses and will indemnify Innisfree and its affiliates against certain claims, expenses, losses, damages, liabilities and judgments.
What is householding and how do I obtain a separate set of proxy materials if I share an address with other shareholders?
We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of the Notice Regarding the Availability of Proxy Materials and, if applicable, our printed proxy materials to shareholders of record who share the same address unless we have received contrary instructions from an affected shareholder. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive a separate Notice Regarding the Availability of Proxy Materials, proxy statement and/or annual report, please notify the broker and send a written request to Rogers Corporation, Office of the Corporate Secretary, 2225 W. Chandler Blvd., Chandler, AZ 85224 or call 480-917-6000, and Rogers will promptly deliver a separate copy of the proxy statement and annual report to such shareholder. Shareholders who share the same address, who currently receive multiple copies of the Notice Regarding the Availability of Proxy Materials, proxy statement and annual report and would like to request “householding” of such information should contact their broker or Rogers using the contact information above.

2225 W. Chandler Blvd., Chandler, AZ 85224
PHONE: (480) 917-6000
WEBSITE: http://www.rogerscorp.com
VOTE BY INTERNET
Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode on your proxy card.
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 3, 2023 for shares held directly and by 11:59 P.M. Eastern Time on May 1, 2023 for shares held in a plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/ROG2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE – [1-800-690-6903]
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 3, 2023 for shares held directly and by 11:59 P.M. Eastern Time on May 1, 2023 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ROGERS CORPORATION
2225 W. CHANDLER BLVD.
CHANDLER, AZ 85224

SCAN TO
VIEW MATERIALS & VOTE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V07075-P86450

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROGERS CORPORATION

The Board of Directors recommends you vote FOR ALL of the following nominees:

	For All	Withhold All	For All Except
1. To elect nine directors to serve until the next Annual Meeting	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) corresponding to the nominee(s) for which authority to vote is withheld on the line below.

____

Nominees:

01) Keith L. Barnes
02) Larry L. Berger
03) Megan Faust
04) R. Colin Gouveia
05) Armand F. Lauzon, Jr.
06) Ganesh Moorthy
07) Jeffrey J. Owens
08) Anne K. Roby
09) Peter C. Wallace

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on proposal 4.

	1 Year	2 Years	3 Years	Abstain
4. To approve, on a non-binding advisory basis, the frequency of future non-binding advisory votes on the compensation paid to our named executive officers; and	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

As a shareholder, you are entitled to vote at this year's Annual Meeting of Shareholders and are encouraged to do so by dating, signing and returning the proxy card as soon as possible.

PLEASE ACT PROMPTLY

DATE, SIGN AND MAIL YOUR PROXY CARD TODAY

Please detach and mail in the envelope provided only if you are not voting via telephone or Internet.

V07076-P86450

ROGERS CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
MAY 4, 2023
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ROBERT J. McCARD, RAM MAYAMPURATH, and SASHA GLASSMAN and, each of them, acting singly, with full power of substitution, as attorneys and proxies of the undersigned, to vote all shares of capital stock of Rogers Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Rogers Corporation to be held on May 4, 2023 at 8:30 a.m., Local Time, at Rogers Global Headquarters, 2225 W. Chandler Blvd., Chandler, AZ 85224, and virtually at www.virtualshareholdermeeting.com/ROG2023, and any adjournment or postponement thereof. The proxies are authorized to vote all shares of stock in accordance with the instructions and with discretionary authority upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The proxies will vote as the Board of Directors recommends where a choice is not specified.

Continued and to be signed on reverse side